Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made this 30th day of November, 2004 (the “Effective Date”), by and among Allen Drilling Company, a Kansas corporation (the “Seller”), the Earl Allen Family Trust dated April 1, 1979, being the sole shareholder of Seller (the “Shareholder”), Dixon Allen, Paula K. Hoisington and Lisa D. Johonnesson, being all of the beneficiaries of the Shareholder (collectively, the “Trust Beneficiaries”), and Pioneer Drilling Services, Ltd., a Texas limited partnership (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns five (5) drilling rigs and is engaged in the land contract drilling business (the “Drilling Business”);

WHEREAS, Purchaser is desirous of purchasing from Seller all of the assets of Seller used in connection with Seller’s Drilling Business other than the Excluded Assets (as defined below);

WHEREAS, concurrent with the execution hereof, Purchaser, Seller, the Shareholder and the Trust Beneficiaries are entering into that certain Purchase and Sale Agreement (the “Real Property Purchase Agreement”) pursuant to which Purchaser will acquire Seller’s yard located in Woodward, Oklahoma (the “Yard”) consisting of approximately seventeen (17) acres (including, without limitation the building(s) located on the Yard (the “Building”)) as more specifically described on Exhibit A attached to the Real Property Purchase Agreement (the “Real Property”), the closing of which will occur concurrently with the transactions contemplated herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.                                       Purchase and Sale of Assets. On the Closing Date (as hereinafter defined), and subject to the terms and conditions of this Agreement, Seller shall sell, transfer and assign to Purchaser and Purchaser shall purchase and acquire from Seller as of the Effective Time (as hereinafter defined), all right, title, interest and benefit in and to all of the assets, properties and rights used in connection with the operation of the Drilling Business, all of which are described below (the “Assets”), free and clear and expressly excluding all Liens (as hereinafter defined):

(a)                                  Rig No. 1 with tubulars, Rig No. 3 with tubulars, Rig No. 5 with tubulars, Rig No. 6 with tubulars and Rig No. 7 with tubulars, substantially all of which are described on Exhibit A to Schedule 1(a) (said five (5) rigs together with tubulars being hereinafter referred to collectively, as the “Rigs” or singularly as a “Rig”), certain vehicles used in the Drilling Business (the “Vehicles”), all of which are described on Exhibit B to Schedule 1(a), and all spare drill pipe, spare parts, equipment, and miscellaneous Yard equipment used in the Drilling Business, substantially all of which are described on Exhibit C to Schedule 1(a) (the “Yard Equipment”);

(b)                                 Seller’s office equipment related to the Drilling Business, which is located at the Yard and the executive office of Seller in Denver, Colorado, the material items of which are described on Schedule 1(b) (the “Office Equipment”).

(c)                                  All support, maintenance, warranty, and similar agreements relating to the Rigs, the Yard Equipment and the Vehicles, substantially all of which are described on Schedule 1(c) (the “Support Agreements”);

(d)                                 Those contracts, agreements and commitments of Seller under which Seller has agreed or hereafter agrees (in compliance with Section 7(c) below) to perform land contract drilling for any third party which are set forth on Schedule 1(d) and which have not been fully performed prior to the Closing Date (the “Drilling Contracts”); provided, however, (i) in the case of a drilling contract which provides for a “dayrate” only (whether pertaining to one well or multiple wells), such contracts which are being performed, but which are not completed as of the Closing Date shall be included as a Drilling Contract, but the Purchaser shall only assume the rights and obligations arising after the Closing Date and (ii) in the case of a drilling contract which provides for multiple wells on a turnkey or footage basis and which has not been completed as of Closing Date, such contract shall be included as a Drilling Contract, but only with respect to that portion of the contract relating to wells which are spudded after the Closing Date, and Purchaser will only assume the rights and obligations arising under such contracts pertaining to the portions of such contracts pertaining to wells spudded after the Closing Date.  Purchaser shall not be required to assume (i) any Drilling Contract in circumstances where Purchaser determines, in its sole and absolute discretion, that a material adverse change has occurred with respect to such Drilling Contract (including the performance thereof) at any time before the Closing Date or (ii) any Drilling Contract entered into after the date hereof, but prior to the Closing Date, that has not been approved by Purchaser pursuant to Section 7(c) below.  If, as of the Effective Time, Seller shall be performing, or be committed to perform, under a drilling contract that is not to be assumed by the Purchaser at Closing, such contract shall be performed by Seller, for its own account, in which event, at the Closing, the Rig(s) which is being used to perform such contract shall nevertheless be sold to Purchaser pursuant to this Agreement and Purchaser and Seller shall enter into a daywork contract in order to allow Seller to perform the drilling services pursuant to such drilling contract, the form of which is attached as Exhibit A hereto (the “Daywork Contract”);

(e)                                  Those contracts, agreements, leases and commitments of Seller set forth on Schedule 1(e) (the “Ancillary Agreements”) and those contracts, agreements, leases and commitments of Seller entered into after the date of this Agreement with respect to which Purchaser provides its written approval and agreement to assume such contracts, all of which shall be expressly assumed by Purchaser by written instrument at Closing, provided that Purchaser shall only be assuming the obligations of Seller which are related to periods after the Closing Date;

(f)                                    All personal property acquired after the date of this Agreement but prior to the Closing Date by Seller used in Seller’s Drilling Business, all of which shall be included in the appropriate Schedules at the time of acquisition.

(g)                                 The term “Assets” does not include, and Seller is not selling to Purchaser, (i) any cash or cash equivalents, deposits, accounts receivable, trademarks, service marks or trade names of Seller, (ii) any interests of Seller in oil and gas properties, any other property or assets including, but not limited to, cash and accounts receivable of Seller not used in the operation of Seller’s Drilling Business, (iii) any asset (including any contract or agreement) not otherwise included in the definition of the term “Assets” in Sections 1(a)-(f), (iv) Seller’s minute books and governance documents, tax returns and historical financial statements, (v) any other books and records of the Seller that relate to the Seller’s Drilling Business (to the extent such other books and records are not Business Records (as hereinafter defined)), (vi) the real property located at 1105 Walnut, Great Bend, Kansas 67530, (vii) any assets that Seller is required by law to retain and (viii) the 2001 Audi A6 automobile, (ix) the derrick that existed on or about April 17, 2004 and any insurance proceeds received as a result of the destruction of such derrick and (x) those assets described on Schedule 1(h) (collectively, the “Excluded Assets”).

2.                                       Assumption of Liabilities. Except for (i) the obligations and liabilities which relate to periods on or after the Closing Date arising out of the operation of the Vehicles and under the Drilling Contracts and the Ancillary Agreements which, pursuant to Sections 1(d) and 1(e) above are to be assumed by Purchaser and (ii) property taxes relating to the Assets for the year in which the Closing occurs, after taking into account appropriate prorations thereof as provided in Section 10(b) hereof (collectively, the “Assumed Liabilities”), Purchaser does not and shall not assume or agree to assume or to be responsible for any obligation or liability of Seller whatsoever, whether liquidated or unliquidated, known or unknown, actual or inchoate, accrued, contingent or otherwise, and whether arising from facts existing or events occurring prior to, at, or after the Effective Time.

3.                                       Consideration.

(a)                                  Based on the representations, warranties and agreements contained herein and subject to the terms and conditions set forth herein, Purchaser shall purchase, and Seller agrees to sell, assign, transfer and vest in Purchaser, the Assets for the total consideration of Six Million Nine Hundred Thousand Dollars ($6,900,000.00) (the “Purchase Price”).

(b)                                 As additional consideration for the Assets, at the Closing, Purchaser and Seller shall execute and deliver a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”) under the terms of which Purchaser shall assume the Assumed Liabilities.

(c)                                  At the Closing, Purchaser, Seller and the Shareholder shall tentatively agree upon an allocation of the Purchase Price to be made amongst the Assets purchased pursuant to this Agreement, which shall be finally agreed upon by Purchaser, Seller and the Shareholder within sixty (60) days after the Closing Date.  Seller, the Shareholder and Purchaser agree that they shall not thereafter take any position or action inconsistent with such allocation in the filing of any tax returns. The parties agree that such allocation shall be reported on Internal Revenue Service Form 8594.

4.                                       Closing. In the event that Purchaser, Seller and the Shareholder satisfy those conditions set forth in this Agreement, or the conditions unsatisfied are waived in writing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the third (3rd) business day following the day on which all of the parties’ respective conditions to Closing have been satisfied or waived (except for the conditions to be satisfied at Closing), or such other date as the parties may agree to in writing.  The time and date of the Closing shall be referred to herein as the “Closing Date.”  The Closing shall take place at the offices of Cox Smith Matthews Incorporated, 112 East Pecan Street, Suite 1800, San Antonio, Texas, 78205, or such other place as the parties mutually agree.  The Closing shall be effective as of 6:00 a.m. (Central Time) on the Closing Date (the “Effective Time”).

(a)                                  Seller’s and Shareholder’s Obligations at Closing. At the Closing, Seller and the Shareholder agree to execute, as applicable, and deliver to Purchaser the following:

(i)                                     Certificates of title for the Vehicles, and such other instruments satisfactory in form and substance to Purchaser executed by Seller and Purchaser, as applicable, pursuant to which Seller shall convey the Assets and assign the Drilling Contracts and Ancillary Agreements to Purchaser;

(ii)                                  A certificate as to the existence of Seller in the State of Kansas and a certificate evidencing Seller’s qualification to do business in Oklahoma and in all such other states in which Seller’s failure to be so qualified would have a material adverse effect on the Drilling Business, the Assets or Purchaser’s operation of the Drilling Business or the Assets after the Closing Date (as of the date not earlier than ten (10) days prior to the Closing Date);

(iii)                               Resolutions of the board of directors and the Shareholder of Seller evidencing the authorization of the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby by Seller and the Shareholder and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Seller;

(iv)                              A certificate dated as of the Closing Date and signed by the President of Seller and the Shareholder to the effect that the representations and warranties of Seller and the Shareholder set forth in this Agreement, as of the date of this Agreement and as of the Effective Time, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with;

(v)                                 A certificate of No Tax Due or the like issued by the Comptrollers or similar officials of the States of Oklahoma and Kansas indicating that no sales tax, motor vehicle tax, employment tax, franchise tax or other tax is due and owing by Seller to such states;

(vi)                              A certified search of the UCC records of the Secretary of State of the States of Colorado, Oklahoma and Kansas and any other applicable States, counties and jurisdictions (which searches shall include a search of judgments and abstracts), showing that the Assets are free and clear of any Liens or executed UCC-3 termination statements (or such other releases which are necessary to release such Liens,) releasing Liens or that are reflected in such searches;

(vii)                           Such additional certificates, proceedings, instruments and other documents as Purchaser may reasonably request to evidence compliance by Seller and the Shareholder with this Agreement and applicable legal requirements and the performance and satisfaction by Seller, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Seller or the Shareholder;

(viii)                        The Bill of Sale and Assignment and Assumption Agreement;

(ix)                                An employment agreement with Dixon Allen in the form attached hereto as Exhibit C (the “Employment Agreement”);

(x)                                   A non-competition agreement with Dixon Allen in the form attached hereto as Exhibit D (the “Non-Competition Agreement”);

(xi)                                If, at the time of Closing, any of the Rigs are being operated by Seller and pursuant to the terms of this Agreement, the related drilling contract which is being performed by Seller is not to be transferred to the Purchaser, a Daywork Contract with respect to each affected Rig(s) to allow the Seller to complete such drilling contract(s);

(xii)                             With respect to any Drilling Contract, Ancillary Agreement or any other contract or commitment, the Seller shall provide written consents or approvals by the parties to such agreements, authorizing the assignment of same from the Seller to Purchaser; to the extent that any such consent or approval is necessary for assignment thereof; provided, however, in the case of any such Ancillary Agreement or any other contract or commitment (including a Drilling Contract) which is not by its terms assignable and with respect to which a consent to assignment is not obtained by the Closing Date (each, an “Unassigned Contract”), Seller agrees to use its best efforts to obtain, or cause to be obtained, subsequent to the Closing Date, any written consents necessary to convey to Purchaser the benefit and obligations thereof.  Purchaser shall cooperate with Seller, in such manner as may be reasonably requested, in connection therewith.  If Seller is unable to obtain such necessary written consents for the remaining term of any such Unassigned Contract, Seller shall cooperate with Purchaser in any reasonable arrangement proposed by Purchaser that provides the Purchaser with the benefits, rights or interests which inure to Seller under any such Unassigned Contract and requires Purchaser to promptly make any payments and perform any obligations, on Seller’s behalf, due under any such Unassigned Contract.  Purchaser agrees to indemnify and hold harmless Seller and each of its affiliates from and against any and all Damages (as defined in Section 12)

incurred by it in connection with Purchaser’s performance of Seller’s obligations under such Unassigned Contracts; provided, however, that such Damages are not (i) the result of Seller’s default hereunder or a default under or breach of such Unassigned Contract which occurs prior to Closing or (ii) based upon a breach of Seller’s agreement with a third party not to assign such contract.  However, Purchaser may refuse to perform Seller’s obligations under an Unassigned Contract, in which case the Seller will be solely responsible for such Unassigned Contracts.  In the event that the Unassigned Contract in question is a Drilling Contract, then the Rig being used to perform such Drilling Contract shall be contracted to Seller pursuant to the provisions of Section 1(d) hereof with respect to unassumed drilling contracts.

(b)                                 Purchaser’s Obligations at Closing. At the Closing, Purchaser shall deliver the Purchase Price by wire transfer to an account designated by Seller at or prior to the Closing and further agrees to execute and deliver to Seller, the following:

(i)                                     The Bill of Sale and Assignment and Assumption Agreement;

(ii)                                  The Employment Agreement;

(iii)                               The Non-Competition Agreement;

(iv)                              If, at the time of Closing, any of the Rigs are being operated by Seller and pursuant to the terms of this Agreement the related drilling contract which is being performed by Seller is not to be transferred to the Purchaser, a Daywork Contract, with respect to each affected Rig(s) to allow the Seller to complete such drilling contract(s); provided, however, that notwithstanding anything herein to the contrary, the Purchaser shall have no obligation to enter into any Daywork Contract unless the Seller demonstrates that it is in compliance with the insurance provisions set forth in the Daywork Contract at the time of Closing, and if Seller is not in compliance with such insurance provisions the Seller may not refuse to Close on the basis that Purchaser will not enter into such Daywork Contract, in which event at Closing the Seller will be solely responsible for performing the drilling contract (or portion of a drilling contract) which would have otherwise been performed under a Daywork Contract;

(v)                                 Resolutions of the general partner of Purchaser evidencing the authorization of the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, certified by the Secretary of the general partner of Purchaser;

(vi)                              A certificate dated as of the Closing Date and signed by the President of the general partner of Purchaser to the effect that the representations and warranties of Purchaser set forth in this Agreement, as of the date of this Agreement and as of the Effective Time, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with;

(vii)                           Resolutions evidencing the authorization of the execution, delivery and performance of this Agreement by Pioneer Drilling Company, a Texas corporation and indirect ultimate parent company of Purchaser, and the consummation of the transactions contemplated hereby, certified by the Secretary of Pioneer Drilling Company; and

(viii)                        Such additional certificates, proceedings, instruments and other documents as Seller may reasonably request to evidence compliance by Purchaser with this Agreement and applicable legal requirements and the performance and satisfaction by Purchaser, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Purchaser.

(c)                                  Delivery of Assets.  At the Closing, Seller shall deliver and transfer title to the Assets other than the Unassigned Contracts to Purchaser free, clear and discharged of and from any and all Liens.  The Rigs, to the extent they are not then performing drilling services, shall be rigged down at the locations of the last completed drilling contracts and delivery of the Rigs shall be deemed to occur at Closing at such locations, or at the Yard if mutually agreed by the parties.  To the extent that the Rigs are at the time of the Closing Date performing drilling services under a Drilling Contract, delivery of the Rigs shall occur at the location that the Drilling Contract is being performed.  The Support Agreements, Drilling Contracts, Ancillary Agreements and Business Records shall be appropriately boxed and packaged for pick-up by Purchaser at Seller’s office in Denver, Colorado and delivery shall be deemed to occur at Closing at such location.  Delivery of the Yard Equipment, Office Equipment and Vehicles shall occur at Closing at the Yard.  The certificates of title to the Vehicles shall be delivered at Closing in San Antonio, Texas or at a mutually agreeable location.  The above notwithstanding, to the extent that at Closing any Rig is being used to perform a drilling contract on behalf of Seller and the use of the Rig(s) to perform such drilling contract is to be provided to Seller under a Daywork Contract, such Rig(s) shall not be rigged down but shall be deemed delivered to Purchaser at the Closing at its then present location. It is expressly agreed that the title to, and the risk of loss of, all of the Assets shall pass to Purchaser at the Effective Time, except that only risk of loss and not title shall pass to Purchaser with respect to the Unassigned Contracts which the Purchaser elects to perform.  In the event that, pursuant to the terms of this Agreement, Seller obtains the use of any of the Rigs under a Daywork Contract, Seller agrees to maintain all insurance required by the Daywork Contract.

5.                                       Covenants, Representations and Warranties of Seller and Shareholder.  Seller and the Shareholder hereby, jointly and severally, covenant, represent and warrant to Purchaser as follows and acknowledge that Purchaser is relying upon such representations and warranties in entering into this Agreement:

(a)                                  Legal Existence of Seller. Seller is a corporation duly organized and validly existing under the laws of the State of Kansas and has the power to carry on its business as now being conducted.  Seller is not qualified as a foreign corporation in any jurisdiction other than the State of Oklahoma and is not required to do so.  There are no other jurisdictions in which Seller’s failure to be so qualified would have a material adverse effect on the Drilling Business, the Assets or Purchaser’s operation of the Drilling Business or the Assets after the Closing Date.  The Shareholder is the sole shareholder of Seller and has all voting rights with respect to the capital stock of Seller.

(b)                                 Legal Authority.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the obligations undertaken by Seller herein, have been duly authorized and approved by the board of directors of Seller and have been consented to by the Shareholder.

(c)                                  No Violation.  This Agreement constitutes a valid and binding obligation of Seller and the Shareholder enforceable against Seller and the Shareholder in accordance with its terms and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Articles of Incorporation or the Bylaws of Seller or any applicable law or, except for the requirement for any consent or approval set forth in Schedule 5(g) below, any agreement to which Seller is a party or by which any of the Assets or Seller’s Drilling Business is bound.

(d)                                 Title to Assets.  Seller owns all of the Assets, free and clear of all liens, charges, privileges, equities, pledges, mortgages, leases, options, assessments, judgments, security interests, restrictions and other encumbrances of any kind whatsoever (“Liens”), other than those Liens disclosed in Schedule 5(d) (the “Existing Liens”), and Seller has, or as of the Closing Date will have, full right, power, title and authority to sell, transfer and convey the Assets, to Purchaser, free and clear of all Liens, including the Existing Liens and therefore, at Closing the Seller will transfer the Assets to the Purchaser free and clear of all Liens.

(e)                                  No Litigation.  Except as described on Schedule 5(e), there presently exists no litigation, proceeding, action, claim, arbitration or investigations (a “Proceeding”) at law, in equity or otherwise, pending or, to Seller’s or the Shareholder’s knowledge, threatened against Seller or affecting any of the Assets or the Drilling Business or the Real Property.  Neither Seller nor the Shareholder is subject to any notice, writ, injunction, order, or decree of any court, agency, or other governmental authority affecting the Seller, the Assets, the Drilling Business or the Real Property.  Neither Seller nor the Shareholder has been served with process or otherwise received formal notice with respect to, nor, to Seller’s or the Shareholder’s knowledge, has Seller or the Shareholder been threatened with, any litigation or judicial, administrative, arbitration or other Proceeding affecting the Seller, the Assets, the Drilling Business or the Real Property.

(f)                                    Brokers.  Except as set forth in Schedule 5(f), no agent, broker, person or firm acting on behalf of Seller or the Shareholder is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

(g)                                 Contracts/Assignments.  The lists of contracts and agreements identified on Schedules 1(c), (d) and (e) are complete and accurate lists of all contracts and agreements between Seller and any other person related to the Seller’s Drilling Business.  Each of the contracts and agreements described or referred to in Schedules 1(c), (d) and 1(e) are valid and binding obligations of Seller and the other party or parties thereto.  None of the parties to any of such contracts or agreements has terminated, canceled, or modified any of such contracts or agreements or given notice that it intends to do so and, to the best of Seller’s and Shareholder’s knowledge, neither Seller nor any other party is in default thereunder or will be with the giving of notice, the passage of time or both.  During the Review Period (as defined in Section 7(a)), Seller agrees that it will not, without the written consent of the Purchaser, modify any of the contracts which Purchaser is to assume at Closing or otherwise perform after Closing.  Each of the contracts and agreements identified on Schedules 1(c), (d) and (e) may be freely assigned by Seller to Purchaser without the requirement of any consent or approval, except as set forth in Schedule 5(g). True and complete copies of the contracts and agreements identified on Schedules 1(c), (d) and (e) have been provided to Purchaser and true and complete copies of any Drilling Contracts entered into after the Effective Date will be provided to Purchaser when such Drilling Contracts are executed by Seller.  To the extent that performance by Seller of any Drilling Contract has commenced, Seller is performing such Drilling Contract in material compliance with its terms and there are no defaults thereunder or which would exist with the passage of time, the giving of notice or both and, to the best of Seller’s knowledge, there are no material adverse circumstances which exist or that the Seller has reason to believe will exist, which relate to the performance thereof, the completion of such Drilling Contract in accordance with its terms, and the receipt of payment for the performance thereof.

(h)                                 Personal Property. The Assets described in Schedules 1(a) and 1(b) attached hereto are a full and complete list of all the operating assets of the Drilling Business and along with the miscellaneous hand tools and other spare equipment not required to be listed on Schedules 1(a) and 1(b), constitute all of the tangible and intangible personal property used by Seller in connection with Seller’s Drilling Business (except as qualified below).  Seller has delivered or will deliver at Closing all support, maintenance, warranty, and similar agreements related to the Assets.  Seller has maintained the Assets in good operating condition, and, at the time the Assets are delivered to Purchaser at the Closing, will be in good operating condition.  Neither Seller nor the Shareholder has any knowledge of any material damage to or defect in any of the Assets.  Subject to the foregoing, it is expressly agreed that all of the Assets are being sold to Purchaser in “AS-IS,” “WHERE-IS” condition without warranty or guarantee of any kind or nature.  In addition, at all times prior to Closing, the Seller shall provide Purchaser with timely, accurate reports specifying any loss or damage to any of the Assets, including the Rigs and Yard Equipment.

(i)                                     Permits and Approvals.  Except as set forth in Schedule 5(i), Seller has no permits, approvals, authorizations, licenses, consents, certifications, qualifications or clearances held, used or required in connection with Seller’s operation of the Drilling Business or ownership or use of the Assets and the Real Property and, to Seller’s and Shareholder’s knowledge none (other than those set forth in Schedule 5(i)) are required in connection with Seller’s operation of the Drilling Business.

(j)                                     Compliance with Laws.  Seller’s operation of the Drilling Business, ownership and use of the Assets and the Real Property and Seller’s performance under the Drilling Contracts has been conducted in material compliance with all statutes, ordinances, codes, restrictions, regulations and other governmental requirements, including all environmental laws.

(k)                                  Taxes. The Assets are not in any manner encumbered by any Liens arising out of unpaid taxes except for Liens for current taxes not yet due and payable. All taxes owed by Seller or relating to the Drilling Business, the Assets or the Real Property have been paid, and Seller has filed all federal, state and other tax returns and reports required to be filed.  No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns or have tax returns filed on its behalf that it is or may be subject to taxation by that jurisdiction.  Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  No taxing authority is expected to assess any additional taxes for any period for which tax returns have been filed or for which tax returns should have been filed.  There is no claim, either written or otherwise, concerning any tax liability of Seller.  Seller’s Drilling Business constitutes a separate and identifiable business of Seller and the income and expenses attributable to Seller’s Drilling Business could be separately established from the books of account or records of Seller.

(l)                                     True and Correct Copies. Seller has delivered or made available or, prior to the commencement of the Review Period will deliver or make available, to Purchaser true, correct, and complete copies of all contracts, agreements and documents referred to in this Agreement, together with all modifications thereof and amendments thereto, and all current maintenance records related to the Assets.  It is expressly understood that Seller, prior to the execution of this Agreement, has made available to the Purchaser, true and correct copies of (i) all Ancillary Agreements and Support Agreements in effect as of the Effective Date, (ii) certificates of insurance with respect to all insurance policies held by Seller, and (iii) any lawsuit, demand, order or other complaint relating to the Seller or the Drilling Business.   At the commencement of the Review Period, Seller shall make available to Purchaser true and correct copies of  (i) all Drilling Contracts and Ancillary Agreements which are to be assumed or performed by the Purchaser, (ii) daily drilling reports with respect to Seller’s Drilling Business, (iii) all maintenance and rig inspection records relating to the Assets, (iv) all safety records relating to the Drilling Business (for the prior one year), (v) all personnel records for all employees, and (vi) all other documents referenced in this Agreement which have not previously been delivered to the Purchaser, including copies of all insurance policies listed on Schedule 5(m).

(m)                               Insurance.  Seller has delivered or made available to Purchaser true, correct, and complete copies of certificates of insurance with respect to all insurance policies and contracts related to or material to Seller’s ownership and use of the Assets and the Real Property, if any, together with all modifications thereof and amendments thereto, and Schedule 5(m) contains a list of all such policies and contracts (including insurer, named insured and type of coverage) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of Seller, in connection with Seller’s Drilling Business, the Assets and the Real Property.  Except as disclosed on Schedule 5(m), no pending or unresolved claims exist under any policy or contract of insurance related to Seller’s Drilling Business, its ownership and use of the Assets, or the Real Property and, to Seller’s and Shareholder’s knowledge, no facts or circumstances exist pursuant to which any such claim could be made.  All such policies, if any, are in full force and effect. Seller has not received any notice of cancellation, non-renewal or significant premium increases with respect to any policy. All premiums due prior to the date hereof for the period prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.  Notwithstanding the foregoing, Purchaser acknowledges that Seller does not insure casualty loss or damage to the Assets.

(n)                                 Employee Benefit Plans.

(i)                                     Each Seller Benefit Plan (as hereinafter defined) has been administered and operated within the terms of the applicable controlling documents and with the applicable provisions of ERISA (as hereinafter defined), the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable laws. For purposes of this Agreement, “Seller Benefit Plan” means (A) all “employee benefit plans”, as such term is defined in section 3(3) of ERISA including, but not limited to, all employee benefit plans which are not subject to ERISA, that are or have been sponsored, maintained, or contributed to by Seller or any Commonly Controlled Entity and (B) stock option, stock purchase or other stock-based plans, bonus or incentive award plans, employment or casualty agreements, severance pay policies or agreements, fringe benefit plans or programs, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, programs, policies, practices, agreements and arrangements (written or unwritten) not described in (A) above that are or have been sponsored, maintained or contributed to by Seller or any Commonly Controlled Entity.

(ii)                                  Except as described in Schedule 5(n), neither the Seller nor any corporation, trade, business or entity under common control with the Seller or its subsidiaries, within the meaning of section 414(b), (c) or (m) of the Code or section 4001 of the Employee Retirement Income Security Act of 1974 (“ERISA”) (“Commonly Controlled Entity”), sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, within six years prior to the Closing Date, any “multiemployer plans” as such term is defined in Section 3(37) of ERISA or any “employee pension benefit plan,” as such term is defined in Section 3(2)(A) of ERISA, that is subject to Title IV of ERISA.

(iii)                               Seller and/or its Commonly Controlled Entities maintain the

“group health plan(s),” as that term is defined in Section 607(1) of ERISA, described in Schedule 5(n) and shall continue to maintain such group health plans for a period of thirty (30) days following the Closing Date.  All such group health plans of Seller and/or of any Commonly Controlled Entity have been operated in material compliance with the requirements of Part 6 of Title I of ERISA and of Sections 4980B (and its predecessor) and 5000 of the Internal Revenue Code of 1986, and Seller and/or its affiliates have provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to such Part 6 and Section 4980B with respect to any “qualifying event” (as defined therein) occurring prior to the Closing Date.

(o)                                 Labor Matters.

(i)                                     Neither Seller nor any of its affiliates is a party to (nor is it bound as a successor entity by) any collective bargaining agreements.  Neither Seller nor any of its affiliates has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of the employees of Seller or any of its affiliates.  There is no question concerning representation as to any collective bargaining representative concerning employees of Seller or any of its affiliates.  To the knowledge of Seller (a) no labor union or representative thereof claims to or is seeking to represent employees of Seller or any of its affiliates, (b) no union organizational campaign or representation petition is currently pending with respect to any of the employees of Seller or any of its affiliates and (c) no labor union or representative has expressed an interest in representing any of the employees of Seller or any of its affiliates.  There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its affiliates, and neither Seller nor any of its affiliates (nor any of their predecessors) has experienced any labor strike, slowdown, work stoppage or lockout.

(ii)                                  Seller and its affiliates and predecessors are, and have always been since January 1, 2000, in substantial compliance with all applicable laws regarding labor and employment practices including, without limitation, applicable laws relating to terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers’ compensation, disability, unemployment compensation, whistle blower laws or other employment or labor relations laws, (B) are not engaged, nor have they since January 1, 2000 engaged, in any unfair labor practices, and has no, and has not had since January 1, 2000 any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the knowledge of Seller, threatened against them, (C) have no, and have not had since January 1, 2000 any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the knowledge of Seller, threatened, against them and

(D) have no, and have not had since January 1, 2000 any, charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating labor or employment practices, pending or, to the knowledge of Seller, threatened against them.

(iii)                               All current and former employees of Seller and its affiliates have been, or shall have been on or before the latter of the Closing Date, the next regularly scheduled payroll date, or such date upon which Seller learns of an obligation to such current and former employee(s), paid in full all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them that was accrued by them up to the Closing Date to the extent payable in accordance with the obligations of Seller and its affiliates under any labor or employment practices and policies, or any labor contract or individual agreement to which Seller or any of its affiliates is a party, or by which Seller or any of its affiliates may be bound, or under applicable law.

(p)                                 Plant Closing Restrictions.  Neither Seller nor any of its affiliates is a party to any agreements or arrangements or subject to any requirement that in any manner restricts Purchaser from relocating, consolidating, merging or closing, in whole or in part, any portion of the business or operations of Seller or its affiliates, subject to applicable law.

(q)                                 Financial Matters.  Seller has delivered to Purchaser a true and complete copy of the income statement for the 12-month period ending September 30, 2004 and the income statement for the 1-month period ending October 31, 2004, with respect to the Drilling Business (collectively, the “Income Statements”).  The Income Statements are true, accurate, correct and complete, have been prepared in accordance with the books and records of the Seller and, except as disclosed in the reports included therein or in Schedule 5(q), have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered by such statement and fairly and accurately present the information contained therein.

(r)                                    Absence of Certain Changes.  Except as set forth on Schedule 5(r), since December 31, 2003, there has not been any event or condition of any character which, individually or in the aggregate, materially and adversely affects or is reasonably likely to materially and adversely affect the Assets, the Real Property or the financial condition, results of operations or prospects of Seller’s Drilling Business.

(s)                                  Disclosure.  None of this Agreement, the Income Statements (including the footnotes thereto), or any agreement, document, instrument, schedule, exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Shareholder, or by Seller’s directors or officers, in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.  There is no fact known to the Shareholder or the Seller which materially and adversely affects the business, financial condition or prospects of Seller or its properties or assets, which have not been set forth in this Agreement, the Real Property Purchase Agreement or in the schedules, exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement and the Real Property Purchase Agreement.

(t)                                    Knowledge.  For purposes of this Agreement:

(i)                                     An individual will be deemed to have knowledge of a particular fact or other matter only if that individual is actually aware of that fact or matter.

(ii)                                  A person (other than an individual) will be deemed to have knowledge of a particular fact or other matter only if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that person (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter (as set forth in (i) above).

6.                                       Covenants, Representations and Warranties of Purchaser. Purchaser covenants, represents and warrants to Seller as follows and acknowledges that Seller is relying upon such representations and warranties in entering into this Agreement:

(a)                                  Legal Existence of Purchaser. Purchaser is a limited partnership duly organized and validly existing under the laws of Texas and has the power to carry on its business as now being conducted.

(b)                                 Legal Authority of Purchaser. The execution, delivery and performance of this Agreement, and the obligations undertaken by Purchaser herein have been duly authorized and approved by the general partner of Purchaser and the authorization and approval by the general partner of Purchaser is the only partnership authorization and approval required in connection with the execution, delivery and performance of this Agreement and the undertaking of Purchaser’s obligations hereunder.

(c)                                  No Violation of Agreements.  This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Agreement of Limited Partnership or other governing instruments of Purchaser, or any law or agreement to which Purchaser is a party or by which it is bound.

(d)                                 Brokers.  No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

(e)                                  Consents and Approvals.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under, or performance required by, any agreement, indenture or other instrument to which the Purchaser is a party or by which any of its property is bound, its partnership agreement or other governing documents or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Purchaser.  Subject to the foregoing, all consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority or any other legal entity or person (either governmental or private) required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby have been obtained, made and satisfied.

(f)                                    No Litigation.  There presently exists no Proceeding at law, in equity or otherwise, pending, or, to Purchaser’s knowledge, threatened against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, the Real Property Purchase Agreement, the Employment Agreement and the Non-Competition Agreement

7.                                       Actions Before Closing.

(a)                                  Access During Review Period.  During the period from the date of this Agreement to the Closing Date (the “Review Period”), Seller shall, and the Shareholder shall cause the Seller to, afford Purchaser and its counsel and other representatives reasonable access during normal business hours to Seller’s contracts, properties and facilities which form a part of the Assets, shall assist Purchaser in its discussions with customers, suppliers and employees of Seller’s Drilling Business, and Seller shall instruct its officers, employees, accountants and agents to fully cooperate with Purchaser and its counsel, accountants, lenders and other representatives in its investigation and to furnish such additional information as Purchaser and its counsel and other representatives may from time to time reasonably request including, without limitation, any request for information made by financiers from whom Purchaser is seeking financing, if any.  The Shareholder and Seller specifically covenant that during the Review Period, the Shareholder and Seller shall permit Purchaser to conduct such tests and investigations of the Drilling Business, the Assets and the Real Property, at Purchaser’s sole cost and expense, as Purchaser may reasonably request, provided that such tests and investigations do not materially interfere with Seller’s conduct of the Drilling Business or damage or alter any of the Assets or Real Property. In addition, Purchaser shall, at Purchaser’s sole cost and expense, be permitted to make abstracts from, or take copies of, such documentation relating to the Drilling Business, the Assets and the Real Property as may be reasonably required by Purchaser.  Access shall include the right to conduct an environmental assessment of the Yard, the Real Property and the Building.  Seller and the Shareholder shall provide documentation and narrative information regarding Seller, the Assets and Seller’s Drilling Business, which will assist Purchaser with its due diligence.  As requested by Purchaser, during the Review Period, Seller shall provide Purchaser with copies of Seller’s business records which relate to the Drilling Business as conducted by Seller (collectively, “Business Records”), including, as requested, employee records for those Employees (as defined below) to be hired by Purchaser, maintenance records, safety records, drilling records, bit record files, drilling reports and all records pertaining to the Drilling Contracts which are to be assumed or performed by Purchaser.  It is understood that during the Review Period, Seller is not required to make copies of all Business Records, but rather only portions of the Business Records requested by Purchaser. After Closing Seller agrees to provide Purchaser with access to all Business Records as reasonably requested by Purchaser after Closing;

(b)                                 Interim Conduct of the Drilling Business.  Seller shall conduct Seller’s Drilling Business only in the ordinary and usual course, consistent with past practices. Seller shall pay when due, its obligations relating to the Drilling Business, including its obligations to employees, suppliers and contractors.  Seller agrees that prior to executing or amending any Defined Contract (as defined below), it will provide Purchaser with a copy of such Defined Contract and provide all other information relating thereto as reasonably requested by Purchaser.  “Defined Contract” means any drilling contract or any other agreement between Seller and any third party which relates to Seller’s Drilling Business and which may be performable in whole or in part after Closing.  Unless Purchaser provides its written consent to the entering into of any such Defined Contract (which consent shall not be unreasonably withheld or delayed), Purchaser shall have no obligation to assume (or otherwise perform) any such Defined Contract at or after Closing.  Additionally Purchaser shall not withhold its written consent to a Defined Contract that is a drilling contract if it contains daywork, footage or turnkey rates substantially equivalent to the prevailing market rates, as reasonably determined by Purchaser, at the time they are entered into and do not contain any terms and conditions which, when taken as a whole, are not at least as favorable in any material respect as those contained in the other Drilling Contracts listed in Schedule 1(d).  To the extent that Purchaser provides its written consent to the entering into of any such Defined Contract, such Defined Contract shall be added to Schedules 1(d) or 1(e), as applicable.  Without limiting the generality of the foregoing, Seller hereby covenants to Purchaser that insofar as Seller’s Drilling Business is concerned, Seller will use commercially reasonable efforts to:

(i)                                     Preserve the Drilling Business and Seller’s relationships with suppliers, customers, employees, creditors, and others having business dealings with the Drilling Business;

(ii)                                  Maintain in full force and effect its existing policies of insurance listed on Schedule 5(m);

(iii)                               Maintain the Assets in good operating condition and repair, and repair any of the Assets which are not in good operating condition as of the date of this Agreement so that such Assets are placed in good operating condition;

(iv)                              Continue performance in the ordinary course of its obligations under the Drilling Contracts and Ancillary Agreements;

(v)                                 During the Review Period and subject to reasonable advance notice to the Seller and cooperation in scheduling the same, permit employees or other representatives of Purchaser to consult with Seller’s employees who are employed in the Drilling Business in the performance of their jobs, provided that any such discussions will be performed in a manner that will not unreasonably disrupt the operation of Seller’s Drilling Business; and

(vi)                              Avoid entering into any agreement relating to the Drilling Business which does not by its terms, terminate or expire (whether by performance or otherwise) at or prior to the Closing Date, whether a drilling contract or otherwise, which prohibits the transfer or assignment of such agreement to Purchaser.

(c)                                  Purchaser’s Approval of Certain Transactions.  Seller hereby covenants to Purchaser that during the Review Period, or during such shorter period as indicated below, Seller shall not do any of the following acts without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

(i)                                     Sell, transfer, encumber or assign any of the Assets (except to Purchaser in accordance with this Agreement or in connection with the replacement of such Assets in the ordinary course of business);

(ii)                                  Enter into any Drilling Business transaction, contract or commitment outside of the ordinary course of business;

(iii)                               Enter into any drilling contract which contains any terms and conditions which, when taken as a whole, are not at least as favorable in any material respect as those contained in the other Drilling Contracts listed in Schedule 1(c); provided, however, that drilling contracts that contain Daywork, footage or turnkey rates substantially equivalent to the prevailing market rates, as reasonably determined by Purchaser, at the time they are entered into shall not violate the foregoing provision on the basis of the rates charged;

(iv)                              Give any Employee an increase or change in wages, salary or benefits or make any promise with respect to any such increase or change in wages, salary or benefits; provided, however, that Seller may (after notifying Purchaser in writing and obtaining Purchaser’s consent, which consent will not be unreasonably withheld or delayed) increase or change the wages, salary or benefits of those employees, or make commitments to do so where the Seller reasonably believes in the exercise of its good faith it is necessary to do so in order to remain commercially competitive with prevailing wages, salaries and benefits; or

(v)                                 Enter into any agreement which would result in the Shareholder not owning 100% of the capital stock of Seller.

(d)                                 Consent to Assignment.  Seller hereby covenants to Purchaser that Seller will use its best efforts to obtain, prior to the Closing, the consents and approvals that are necessary to assign to Purchaser the Drilling Contracts and Ancillary Agreements. Any and all such approvals and consents shall be in writing, signed by the person entitled to consent or approve, and shall be delivered to Purchaser at or prior to Closing.

(e)                                  Schedule Update.  Seller and Purchaser shall update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from either party required by this Agreement to be disclosed by Seller or Purchaser promptly upon any change in the information set forth in such Schedules or other disclosures.  Each party hereby represents and warrants to the other that such Schedules and such written disclosures up to and including the date of Closing, as so amended or supplemented by them, shall be true and correct as of the dates thereof and as of the Closing Date; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right that either party might otherwise have respecting the representations and warranties of Seller originally contained in this Agreement.

(f)                                    Reports.  During the Review Period, on a daily basis, Seller shall provide Purchaser, via telefax, with the daily drilling reports pertaining to the operation of the Drilling Business. In addition, as situations occur, Seller shall promptly notify Purchaser in writing with respect to any material damage to the Assets or any material adverse change in the Drilling Business or any Drilling Contract (or any facts or circumstances that could result in material adverse damage to Seller’s Drilling Business or any Drilling Contract).

(g)                                 No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Section 14 hereof, Seller and the Shareholder shall not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Assets, or any of the ownership interest in Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.  The Shareholder shall, and shall cause Seller to, promptly communicate to Purchaser the terms of any proposal received or the fact that Seller has received inquiry with respect to, or has participated in discussions or negotiations in respect of, any such transaction, and the identity of any persons who initiated or participated in such discussions or negotiations.

8.                                       Conditions Precedent to Closing by Purchaser. Except as expressly waived in writing by the Purchaser, the obligation of Purchaser to purchase the Assets is subject to the following conditions:

(a)                                  Approvals. All corporate and other proceedings or actions to be taken by Seller and/or the Shareholder in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be satisfactory in form and substance to Purchaser and Purchaser’s counsel.  Subject to the provisions contained in Section 4(a)(xii), all consents set forth in Schedule 5(g) which must be obtained to assign the Drilling Contracts and Ancillary Agreements shall have been obtained.  In addition, to the extent that any consent cannot be obtained and the provisions contained in Section 4(a)(xii) apply, such accommodation or solution must be reasonably satisfactory to the Purchaser, and if the accommodation or solution is not acceptable to the Purchaser, Purchaser shall not be obligated to purchase any of the Assets.

(b)                                 Title. Transfer of title on the Closing Date, by Seller to Purchaser, of the Assets other than the Unassigned Contracts, free and clear of all Liens, including the Existing Liens, and delivery of the Assets on the Closing Date, free and clear of all Liens, including the Existing Liens.

(c)                                  Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Seller, the Shareholder and the Trust Beneficiaries contained herein on or prior to the Closing Date.

(d)                                 Representations and Warranties. The representations and warranties of Seller and the Shareholder shall be true, accurate, and complete in all material respects; provided, however, to the extent that any of the Schedules which are supplemented pursuant to Section 7(e), such change in the Schedules must be acceptable to the Purchaser (in its sole and absolute discretion).

(e)                                  Documents. Delivery on the Closing Date, by Seller and the Shareholder to Purchaser, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser good and indefeasible title to the Assets, other than the Unassigned Contracts, free and clear of all Liens, including the Existing Liens.

(f)                                    Damage to Assets.  In the event that any of the Assets are materially damaged or destroyed before the Closing Date, the Purchaser may, at its option, terminate this Agreement or close the transactions contemplated by this Agreement, in which latter event, the parties agree that there shall be a reduction to the Purchase Price as a result of such damage or loss.  For purposes of this provision Section 8(f), the term “materially damaged or destroyed” shall mean any damage or destruction with a cost to repair or replace in excess of $500,000.

(g)                                 Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the actions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

(h)                                 Deliveries Required by Seller and the Shareholder. Seller and the Shareholder shall have delivered to Purchaser all of the items enumerated in Section 4(a).

(i)                                     No Adverse Change.  No material adverse change in the Drilling Business, the Assets or any Drilling Contract or the performance thereof shall have occurred after the date of this Agreement and prior to the Closing, and Seller shall have operated Seller’s business in accordance with Section 7(b) hereof.

(j)                                     Tax Certificate.  Purchaser shall have received a certificate or certificates from appropriate jurisdictions stating that no taxes are due by Seller.

(k)                                  Financing.  Purchaser shall have obtained equity and/or debt financing on terms and conditions satisfactory to Purchaser to fully fund the cash consideration provided for herein.

(l)                                     Real Property Purchase.  Concurrent with the consummation of the transaction contemplated herein, the parties hereto shall consummate the transactions contemplated by the Real Property Purchase Agreement.

9.                                       Conditions Precedent to Closing by Seller. The obligation of Seller to sell the Assets is subject to the following conditions:

(a)                                  Deliveries Required by Purchaser. Purchaser shall have delivered to Seller all items enumerated in Section 4(b).

(b)                                 Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Purchaser contained herein on or prior to the Closing Date.

(c)                                  Representations and Warranties. The representations and warranties of Purchaser shall be true, accurate, and complete in all material respects as of the date hereof and as of Closing.

(d)                                 Documents. Delivery on the Closing Date, by Purchaser to Seller and the Shareholder, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Seller and the Shareholder.

(e)                                  Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining Purchaser’s consummation of any of the transactions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

(f)                                    Real Property Purchase.  Concurrent with the consummation of the transactions contemplated herein, the parties hereto shall consummate the transactions contemplated by the Real Property Purchase Agreement.

10.                                 Additional Covenants.

(a)                                  Proration of Taxes and Other Items. All personal property taxes applicable to the Assets for the year in which the Closing occurs shall be prorated to the Closing Date, and after giving effect to such proration adjustments Purchaser shall assume the obligation to pay such taxes for the current tax year. All motor vehicle transfer fees and taxes necessary to effect the transfer of the titles to the Vehicles from Seller to Purchaser shall be borne by Purchaser.

(b)                                 Sales and Transfer Taxes/Payment of Obligations.  Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby including, but not limited to, sales and use taxes and the transfer fees and taxes described in the last sentence of Section 10(a) above.  Seller shall pay, when due, all obligations (including obligations to suppliers, employees and contractors) relating to the Drilling Business conducted by it prior to Closing as well as all obligations relating to its performance of any drilling contract pursuant to the terms of this Agreement.

(c)                                  Transfer and Liability.

(i)                                     Prior to or at the beginning of the Review Period, Seller shall provide Purchaser with a complete list of Seller’s employees assigned to Seller’s Drilling Business (“Employees”), along with a schedule of wages/salaries, benefits, seniority, job titles and job descriptions.  Such schedule shall be added to this Agreement as Schedule 10(c) at the time it is provided to Purchaser.  Purchaser agrees that it shall offer employment to substantially all of the Employees (other than those employees listed in bold type on Schedule 10(c), which may not be hired by Purchaser); provided, however, that Purchaser shall have sole discretion whether or not to hire an Employee.  Subject to the limitations set forth in Section 7(a) of this Agreement, Purchaser shall have the right to interview all of the Employees during the Review Period. If Purchaser elects to hire an Employee (each, a “Hired Employee”), Purchaser shall enroll such Hired Employee in Purchaser’s “group health plan(s)” if such Hired Employee is otherwise eligible for Purchaser’s “group health plan(s)” considering that Purchaser’s plan provides for coverage on the first of the month after three months of employment and that Purchaser shall credit the Hired Employee’s most recent period of employment with Seller for this purpose.  Seller agrees to cooperate and not to interfere with such Employee becoming an employee of Purchaser.  Seller shall not retain or assume any Seller Benefit Plan and/or any and all liabilities and obligations associated with each such Seller Benefit Plan and Purchaser shall not assume, or be liable for, any obligations under, any such Seller Benefit Plan.  Seller shall be solely responsible for any salary, wages, bonuses, commissions, accrued vacation time, sick leave time, profit sharing or pension benefits and any other compensation or benefits as well as any actions or causes of action including, but not limited to, unemployment compensation claims and workers’ compensation claims which may be asserted by and determined by a court or appropriate agency ruling to be due to any of its employees which are not hired by Purchaser or by any of its employees which are hired by Purchaser if the claims of such hired employee relate to or arise from employment with Seller prior to the Closing or termination of employment by Seller.

(ii)                                  In the event that any employee or dependent of an employee of Seller or its Commonly Controlled Entities experiences a “qualifying event” as a result of the transactions contemplated by this Agreement, and such employee is a Hired Employee, Seller shall have and shall discharge, to the extent such Hired Employee is not enrolled in a group health plan(s) maintained by Purchaser or its Commonly Controlled Entities pursuant to Section 10(c)(i), the obligation to make COBRA continuation coverage available to all such “qualified beneficiaries,” as described in Part 6 of Title I of ERISA and in Section 4980B of the Internal Revenue Code of 1986 (the “COBRA Continuation Requirements”).  Further, in the event that any employee or dependent of an employee of Seller or its Commonly Controlled Entities experiences a “qualifying event” as a result of the transactions contemplated by this Agreement, and such employee or dependent of an employee is not a Hired Employee, Seller shall comply with the COBRA Continuation Requirement with respect to such employee or dependent of an employee.

(d)                                 Public Disclosure; No Trading in Stock. For all periods prior to and after the Closing Date each party agrees to keep the existence of this Agreement and the terms thereof confidential and only to disclose the existence of this Agreement and its terms on an as needed basis.  Seller, the Shareholder and the Trust Beneficiaries recognize and acknowledge that Purchaser’s parent entity, Pioneer Drilling Company, is a publicly traded company, and agree that the transaction contemplated by this Agreement, or any non-public material information regarding Pioneer Drilling Company which may be disclosed to Seller, the Shareholder and the Trust Beneficiaries, will not be publicly disclosed, nor facts relating thereto in any manner disseminated by them to any third party, without Pioneer Drilling Company’s prior written consent.  Further, the Shareholder and the Trust Beneficiaries agrees not to, and shall cause Seller not to, trade in any securities of Pioneer Drilling Company during the pendency of this Agreement and the transaction contemplated hereby, whether in a public or private transaction(s), or thereafter, so long as Seller, the Shareholder and the Trust Beneficiaries are in possession of any material, non-public information regarding Pioneer Drilling Company.  Seller, the Shareholder and the Trust Beneficiaries acknowledge and understand that any breach of the terms of this paragraph may result in its violation of applicable securities laws.

(e)                                  Further Consents and Conveyances. After the Closing Date, Seller and the Shareholder shall, without further cost or expense to Purchaser, execute and deliver to Purchaser such additional instruments of conveyance, and take such other and further actions as Purchaser might reasonably request to more completely sell, transfer, and assign to Purchaser the Assets.  In addition, to the extent that any consent or approval was not obtained prior to Closing and Purchaser nevertheless elected to proceed with Closing, Seller shall continue to use its best efforts to obtain from such person or persons any such consents or approvals.  Notwithstanding the foregoing, Purchaser agrees to take all actions reasonably requested by Seller to effect the assignments of any of the Drilling Contracts or Ancillary Agreements.

(f)                                    Books and Records. In the event that an audit is required in order for Purchaser to comply with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder, or otherwise to meet the requirements of the United States Securities and Exchange Commission during the two-year period following the Closing Date, Purchaser shall have the right to conduct an audit of Seller’s Drilling Business operations, in which event Seller shall fully cooperate with Purchaser and allow access to such books and records as is necessary to conduct such audit, but at no expense to Seller; provided that such audit shall be conducted by an independent accounting firm acceptable to Purchaser in its sole and absolute discretion. As such, the books and records of Seller relating to Seller’s Drilling Business shall be maintained by Seller for a period of two (2) years from the Closing Date. Shareholder agrees that it will cause the Seller or its agents, including its accountants, to take all measures reasonably necessary to facilitate the completion of such audit within the time period allowed under the Exchange Act or other applicable securities laws or regulations.

(g)                                 Non-Competition; Non-Solicitation.  Purchaser, Seller, the Shareholder and the Trust Beneficiaries agree that the Purchase Price was fixed on the basis that the transfer of the Assets to Purchaser would provide Purchaser with the full benefit and goodwill of Seller as it existed on the Closing Date.  Seller, the Shareholder and the Trust Beneficiaries acknowledge that it is proper for Purchaser to have assurance that the value of the Assets will not be diminished by acts of Seller, the Shareholder and/or the Trust Beneficiaries after the Closing Date.  Further, Seller, the Shareholder and the Trust Beneficiaries acknowledge that each of them will directly or indirectly benefit from the transactions contemplated by this Agreement.  Seller,  the Shareholder and each of the Trust Beneficiaries agree that for a period of five (5) years from the Closing, they will not, directly or indirectly, engage in the contract drilling business anywhere in the States of Oklahoma, Kansas, Colorado and/or Texas whether as an investor, owner, employee, partner, shareholder, lender, consultant or in any other capacity whatsoever.  In addition, for a period of five (5) years from the Closing Date, Seller, the Shareholders and each of the Trust Beneficiaries covenant and agree that they will not, directly or indirectly, entice or encourage any customer, supplier, employee or independent contractor of Seller, Purchaser or Pioneer Drilling Company to terminate or modify his or her employment or other contractual or business relationship with the Purchaser or Pioneer Drilling Company, provide any assistance to any third party with respect to the employment of any Purchaser or Pioneer Drilling Company employee or independent contractor in the contract drilling industry; or hire (whether through any affiliate, business entity in which he or any member of his immediate family has any ownership interest) or otherwise employ or contract with any of Purchaser’s or Pioneer Drilling Company’s employees or independent contractors in the contract drilling industry.   Notwithstanding the forgoing, Seller, the Shareholder and each of the Trust Beneficiaries shall each be permitted to own an amount not exceeding one percent (1%) of the outstanding common stock of a publicly traded company that engages in the contract drilling business without violating the provisions contained in this Section 10(h).

(h)                                 Confidentiality.

(i)                                     For the purposes of this Section 10(h), “Confidential Information” means all information, written or oral, in whatever form, provided to a party by a disclosing party about such disclosing party, except to the extent any such information may be available to the other party through means which do not violate the rights of the disclosing party.  Upon the termination of this Agreement without Closing the contemplated transactions, each party shall return to the other party all Confidential Information, including all copies provided to it by the other party; provided, however, that after the Closing Date, the information provided by the Seller to the Purchaser with relates to the Drilling Business after the Closing (as opposed to information which is historical or only relevant to periods prior to the Closing) shall belong exclusively to the Purchaser, shall become Purchaser’s Confidential Information, and Purchaser shall be deemed the disclosing party with respect to such information.

(ii)                                  Each party agrees that (except as may be required by law) they shall not disclose or use, and they will cause their officers, directors, employees, representatives, agents, and advisors not to disclose to any third party or use, any Confidential Information with respect to the disclosing party, furnished, or to be furnished by a disclosing party or any of its officers, directors, employees, representatives, agents or advisors to it in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the proposed transactions contemplated hereunder.

(iii)                               Furthermore, prior to Closing, no party will disclose the existence or terms of this Agreement or of any other documents or conversations among the parties hereto related to the transactions contemplated herein to any third party (except as may be required by law and except as otherwise permitted herein) including, without limitation, the fact that either party is exploring or negotiating the transactions contemplated herein without the prior written consent of the other party or parties, and to the extent of any such disclosure, the recipient of such information must agree to the confidentiality provisions contained herein; provided, however, that if the existence or terms of this Agreement become generally known in the drilling industry such that Purchaser, upon the advice of counsel is required to make a public announcement regarding the existence or terms of this Agreement in order to comply with the securities laws, then Purchaser shall have the right to make such a public announcement upon one (1) day’s notice to Seller and the Shareholder, which notice may be in oral or written form.  It is acknowledged that prior to the execution of this Agreement, there has been some discussions within the industry of the possibility of this transaction.  After the Closing, both parties may disclose to others, the existence and terms of the transactions contemplated by this Agreement, however, only the Purchaser shall be permitted to make a public announcement (to news and industry publications) regarding the transactions contemplated by this Agreement upon one (1) day’s notice to Seller and the Shareholder, which notice may be in oral or written form.  It is expressly understood that Purchaser may disclose the existence of this Agreement and information provided by Seller and the Shareholder to Purchaser pursuant to this Agreement, to persons and entities who request such information incident to providing or seeking to provide debt or equity financing to the Purchaser, provided that such persons or entities agree in writing to keep such information confidential.

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that for all purposes related to the foregoing disclosure prohibitions, “third parties” shall include any officers, directors, employees, representatives, agents or advisors of Seller.  However, “third parties” do not include the Shareholder’s and Seller’s lawyers and accountants, nor during the Review Period only, does it include directors, agents, advisors, employees, officers and representatives of Seller.

(v)                                 Mutual Benefit. Seller, the Shareholder, the Trust Beneficiaries and Purchaser acknowledge and agree that they will benefit directly from the sale of the Assets, and that the parties would not enter into this Agreement and purchase the Assets without the agreements set forth in Sections 10(g) and (h) as the same are necessary to protect the goodwill associated with Seller’s Drilling Business.  Therefore, Seller, the Shareholder, the Trust Beneficiaries and Purchaser agree that in the event of a breach of the covenants contained in Sections 10(g) and (h), the non-breaching party shall suffer material and irreparable harm, and any remedy at law for such breach will be inadequate and that the non-breaching party or its successors or assigns may seek injunctive relief or specific performance of its rights therein described without any requirement of posting a bond; provided, however, that they shall not be limited to the remedy of injunctive relief or specific performance in the event of a breach, but may seek any other remedies available to them at law or at equity, including the recovery of attorney’s fees.

(i)                                     Derrick Maintenance.  Purchaser shall allow Seller to maintain, at no cost to Seller, the damaged derrick referenced in Section 1(g)(xi) above until such time as the litigation referenced in Schedule 5(e) is concluded, so long as such maintenance (and removal as provided below) does not directly or indirectly interfere with the Drilling Business to be operated by Purchaser after the Closing Date.  At the conclusion of such litigation, Purchaser shall allow Seller reasonable time to remove the derrick at Seller’s sole cost and expense.

11.                                 Allocation of Proceeds from Drilling Contracts.  Seller and Purchaser shall allocate any proceeds received after Closing with respect to a dayrate Drilling Contract based on the number of days of work completed on such Drilling Contract up to the Closing Date and the number of days of work completed on such Drilling Contract on the day of and after the Closing Date.  Seller shall receive the portion of revenue attributable to the days of work completed up to the Closing Date and Purchaser shall receive the portion of revenue attributable to the days of work completed on the day of and after Closing.  With respect to any multiple well footage or turnkey drilling contract assumed by the Purchaser, Seller shall receive that portion of the proceeds which relates to wells drilled by the Seller, and the Purchaser shall receive that portion of the proceeds which relates to the drilling of wells by the Purchaser.

12.                                 Indemnification.

(a)                                  Indemnification of the Parties.  Each party, whether the Seller and the Shareholder on the one hand, who shall be jointly and severally responsible for the indemnification obligations as provided herein, or the Purchaser  (“Indemnifying Party”), shall defend (with counsel reasonably acceptable to the Indemnified Party), indemnify and hold harmless the other party, its directors, officers, employees, partners and shareholders, and its successors and assigns (the “Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including, without limitation, interest, reasonable legal and accounting fees, court costs and fees and costs on appeal, costs of arbitration and disbursements of counsel) (“Damages”) reasonably incurred by an Indemnified Party as a proximate result of:

(i)                                     The breach, falsity or inaccuracy of any representation or warranty provided by the Indemnifying Party in this Agreement and/or the Real Property Purchase Agreement or in any other agreement, document, instrument, schedule, exhibit or certificate executed and delivered pursuant hereto or thereto (but specifically excluding the Employment Agreement and the Non-Competition Agreement).

(ii)                                  Any breach, violation, failure to satisfy or other default in any respect of any covenant or agreement made by the Indemnifying Party in this Agreement and/or the Real Property Purchase Agreement or in any other agreement, document, instrument, schedule, exhibit or certificate executed and delivered pursuant hereto or thereto (but specifically excluding the Employment Agreement and the Non-Competition Agreement).

(iii)                               With regard to the Seller as Indemnifying Party, any liability, claim, demand, judgment or expense arising out of (A) Seller’s ownership, use or operation of the Assets, the Real Property or the Drilling Business including, without limitation, the violation of any law, rule or regulation, and including any liability arising out of or attributable to acts or omissions with respect to the Drilling Contracts and the Ancillary Agreements, arising out of occurrences, acts or omissions prior to the Closing Date, (B) the failure to qualify as a foreign corporation under the laws of any jurisdiction in which Seller is required to qualify including, without limitation, the State of Colorado, (C) any taxes of Seller arising as a result of the transactions contemplated by this Agreement or otherwise (other than those taxes which pursuant to Sections 10(a) and (b) are to be paid by Purchaser) and (D) any item disclosed on Schedules 5(e) and 5(f).

(iv)                              With regard to Purchaser as Indemnifying Party, any liability, claim, demand, judgment or expense with respect to the Assumed Liabilities or arising out of the ownership, use or operation of the Assets, the Real Property or the Drilling Business including, without limitation, the violation of any law, rule or regulation, and including any liability arising out of or attributable to acts or omissions with respect to the Drilling Contracts and the Ancillary Agreements, arising out of occurrences, acts or omissions on or after the Closing Date.

(v)                                 The presence, management, production, refinement, manufacture, processing, distribution, use, treatment, sale, storage, disposal, transportation or handling, or the emission, discharge, release, or threatened release of any hazardous substances caused or suffered by the Indemnifying Party; any death, personal injury or property damage (real or personal) arising out of or related to such hazardous substances; any action, suit, proceeding or investigation brought or threatened, settlement reached or governmental order relating to such hazardous substances; and any violation of any law by the Indemnifying Party or its officers, directors, shareholders, partners, agents, employees or representatives.

(b)                                 Limitations on Indemnification.

 (i)                                  Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be obligated to pay the Indemnified Parties any amounts for indemnification under Section 12(a)(i) except to the extent the aggregate amount which they would have been obligated to pay to such party but for this Section 12(b)(i) exceeds Fifty Thousand and 00/100 Dollars ($50,000.00), at which time the Indemnified Parties shall be entitled to seek indemnification for all Damages.

(ii)                                  Notwithstanding the foregoing, Section 12(b)(i) shall not apply to: (A) the failure or refusal of Seller and the Shareholder to deliver good, indefeasible and marketable title to the Assets, free and clear of all Liens; (B) any amounts for indemnification under Sections 12(a)(ii)-(v); (C) claims relating to the failure of any party to perform its obligations under this Section 12 hereof for purposes of such indemnification; or (D) any claim involving fraud, fraud in the inducement or intentional or willful misrepresentation or misconduct.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, all obligations of any Indemnifying Party for Damages pursuant to Section 12(a) shall be limited to the Purchase Price except with respect to any claim involving fraud, fraud in the inducement or intentional or willful misrepresentation or misconduct.  Notwithstanding the joint and several liability of Seller and the Shareholder, such parties shall be considered as one Indemnifying Party, so that the aggregate obligations of Seller and the Shareholder shall be limited to the Purchase Price, subject to the provisions concerning fraud, misrepresentation and misconduct as provided herein.

(c)                                  Claims for Indemnification.  The Indemnified Parties shall give written notice to the Indemnifying Party of an event giving rise to the obligation to indemnify, allow the Indemnifying Party to assume and conduct the defense of the claim or action, and shall cooperate with the Indemnifying Party in the defense thereof. An Indemnified

Party shall not enter into a settlement of any claim or action subject to indemnification without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld, delayed or conditional.

(d)                                 Exclusive Remedy.  The indemnification provided for in this Section 12 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party to this Agreement with respect to any provision of this Agreement, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

13.                                 Survival of Covenants, Representations and Warranties.  The representations, warranties, covenants and agreements (including indemnification obligations) set forth herein shall survive the Closing until the expiration of the applicable statute of limitations.

14.                                 Termination and Effect of Termination.

(a)                                  Termination.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(i)                                     By either party if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured to the reasonable satisfaction of the non-breaching party, after the receipt of written notice of such breach and a ten (10) day opportunity to cure;

(ii)                                  By Purchaser if any of the material conditions under Section 8 hereof have not been satisfied as of the Closing Date, or if satisfaction of such a material condition is or becomes impossible (other than the willful and intentional failure of Purchaser to comply with its obligation under this Agreement), and Purchaser has not waived such condition on or before the Closing Date;

(iii)                               By Seller, if any of the material conditions in Section 9 hereof have not been satisfied as of the Closing Date, or if satisfaction of such a material condition is or becomes impossible (other than the willful and intentional failure of Seller to comply with its obligation under this Agreement), and Seller has not waived such condition on or before the Closing Date;

(iv)                              By mutual consent of the Purchaser and Seller; or

(v)                                 By either the Purchaser or Seller if the Closing has not occurred (other than through the willful and intentional failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date one-hundred twenty (120) days after the Effective Date of this Agreement, or such later date as the parties may agree upon in writing.

(b)                                 Effect of Termination.  Each party’s right of termination under this Section 14 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 14(a)(ii)-(vi), all further obligations of the parties under this Agreement will terminate, save and except confidentiality obligations under Section 10(h); provided, however, that if this Agreement is terminated by a party pursuant to Section 14(a)(i) because of a material breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.

15.                                 Specific Performance; Remedies.  Each of the parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity.  The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

16.                                 Miscellaneous.

(a)                                  Entire Agreement and Amendment.  This Agreement and the attached exhibits, schedules and other documents delivered hereunder contain the entire agreement between the parties with respect to the matters described herein and are a completely integrated and exclusive statement as to the terms thereof and supersede all previous agreements. This Agreement may not be altered or modified except by a writing signed by the parties hereto.

(b)                                 Notices. Any notice, demand or other writing of any kind whatsoever which may or shall be given pursuant to this Agreement shall be deemed given if personally delivered or on the third succeeding business day after being mailed by registered or certified mail, postage prepaid and return receipt requested, addressed as follows (or at such address as shall be specified by notice given hereunder):

If to Seller and/or
the Shareholder:	Allen Drilling Company
Attention: Dixon Allen
518 17th Street, Suite 1125
Denver, Colorado 80202

with copy to:
Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
Attention: Douglas J. Becker, Esq.
950 Seventeenth Street, Suite 1600

Denver, Colorado 80202
Phone: (303) 825-8400
Fax: (303) 825-6525

If to Purchaser:	Pioneer Drilling Services, Ltd.
Attention: Wm. Stacy Locke
9310 Broadway, Building 1
San Antonio, Texas 78217
Phone: (210) 828-7689
Fax: (210) 828-8228

with copy to:	Cox Smith Matthews Incorporated
Attention: Daniel M. Elder
112 E. Pecan, Suite 1800
San Antonio, Texas 78205
Phone: (210) 554-5385
Fax: (210) 226- 8395

(c)                                  Headings. All section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                                 Assignment. No party shall assign, transfer, pledge, hypothecate or encumber this Agreement, or any interest herein or hereunder, without the prior written consent of the other party.

(e)                                  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

(f)                                    Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties named herein and their respective heirs, beneficiaries, legal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder by any party hereto, except as permitted hereunder, without the written consent of the other, shall be void.

(g)                                 Waiver. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

(h)                                 Payment of Expenses. Except as specifically described herein, each of the parties shall pay all of the costs which each incurs incident to the preparation, execution and delivery of this Agreement and the performance of the obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants and consultants, whether or not the transactions contemplated by this Agreement shall be consummated.

(i)                                     Invalidity. The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

(j)                                     Severability. This Agreement and the transactions contemplated herein constitute one sale and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

(k)                                  Governing Law and Choice of Forum.  Texas law shall govern the construction and enforceability of this Agreement.  Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a court sitting in San Antonio, Bexar County, Texas and all parties expressly consent to the jurisdiction of such courts.  This Agreement is made and performable in Bexar County Texas.

(l)                                     Further Assurances.  Seller and Purchaser each agree that they shall execute and deliver any and all additional writings, instruments and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

(m)                               Tax Matters.  Seller and Purchaser agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:

ALLEN DRILLING COMPANY
a Kansas corporation

By	/s/ Dixon Allen
Dixon Allen, President

SHAREHOLDER:

THE EARL ALLEN FAMILY TRUST DATED APRIL 1, 1979

By:	/s/ Dixon Allen
Dixon Allen, Trustee

TRUST BENEFICIARIES:

/s/ Dixon Allen
Dixon Allen

/s/ Paula K. Hoisington
Paula K. Hoisington

/s/ Lisa D. Johonnesson
Lisa D. Johonnesson

PURCHASER:

PIONEER DRILLING SERVICES, LTD.
a Texas limited partnership
By:	PDC Mgmt. Co., its sole general partner

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke, President

EXHIBIT A

FORM OF DAYWORK CONTRACT

(see document attached hereto)

EXHIBIT B

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

(see document attached hereto)

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

(see document attached hereto)

EXHIBIT D

FORM OF NON-COMPETITION AGREEMENT

(see document attached hereto)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Daywork Contract
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Non-Competition Agreement

Schedule 1(a)	Assets
Exhibit A to Schedule 1(a) – Description of Rigs
Exhibit B to Schedule 1(a) – Vehicles
Exhibit C to Schedule 1(a) – Yard Equipment
Schedule 1(b)	Office Equipment
Schedule 1(c)	Support Agreements
Schedule 1(d)	Drilling Contracts
Schedule 1(e)	Ancillary Agreements
Schedule 1(h)	Excluded Assets
Schedule 5(d)	Existing Liens
Schedule 5(e)	No Litigation
Schedule 5(f)	Brokers
Schedule 5(g)	Required Consents
Schedule 5(i)	Permits and Approvals
Schedule 5(m)	Insurance Policies
Schedule 5(n)	Employee Benefit Plans
Schedule 5(q)	Financial Matters
Schedule 5(r)	Absence of Certain Changes
Schedule 10(c)	Employees

Pioneer Drilling Company hereby agrees to furnish supplementelly to the Commission any of the schedules reflected above upon request.

EXHIBIT B

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”) is made as of the     th day of                           , 2004, by and between Pioneer Drilling Services, Ltd., a Texas limited partnership (“Purchaser”), and Allen Drilling Company, a Kansas corporation (“Seller”).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of November       , 2004 (the “Purchase Agreement”), by and among Purchaser, Seller, the Earl Allen Family Trust dated April 1, 1979, being the sole shareholder of Seller (the “Shareholder”), and Dixon Allen, Paula K. Hoisington and Lisa D. Johonnesson, being all of the beneficiaries of the Shareholder (collectively, the “Trust Beneficiaries”), Seller has agreed to sell, transfer and assign to Purchaser all of the assets of Seller used in connection with Seller’s Drilling Business on the terms of, and subject to the conditions set forth in, the Purchase Agreement; and

WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and the payment by Purchaser of the Purchase Price to Seller and the assumption of certain obligations of Seller by Purchaser, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.                                       Transfer of Assets.  Seller hereby sells, transfers and assigns to Purchaser and Purchaser hereby purchases and acquires from Seller as of the Effective Time, all right, title, interest and benefit in and to all of the assets, properties and rights used in connection with the operation of the Drilling Business, all of which are described below, free and clear and expressly excluding all Liens:

(a)                                  All of Seller’s assets described on Exhibits A, B and C to Schedule 1(a) to the Purchase Agreement which pertain to or support the Drilling Business of Seller, including the Rigs, the Vehicles and the Yard Equipment;

(b)                                 Seller’s Office Equipment, the material items of which are described on Schedule 1(b) to the Purchase Agreement;

(c)                                  The Support Agreements, the material items of which are described on Schedule 1(c) to the Purchase Agreement;

(d)                                 The Drilling Contracts set forth on Schedule 1(d) to the Purchase Agreement;

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(e)                                  The Ancillary Agreements set forth on Schedule 1(e) to the Purchase Agreement; and

(f)                                    All personal property acquired after the date of the Purchase Agreement but prior to the Closing Date by Seller used in Seller’s Drilling Business.

2.                                       Excluded Assets.  Notwithstanding Section 1 hereof, the term “Assets” does not include, and Seller is not selling to Purchaser, (i) any cash or cash equivalents, deposits, accounts receivable, trademarks, service marks or trade names of Seller, (ii) any interests of Seller in oil and gas properties, any other property or assets including, but not limited to, cash and accounts receivable of Seller not used in the operation of Seller’s Drilling Business, (iii) any asset (including any contract or agreement) not otherwise included in the definition of the term “Assets” in Sections 1(a)-(f) of the Purchase Agreement, (iv) Seller’s minute books and governance documents, tax returns and historical financial statements, (v) any other books and records of the Seller that relate to the Seller’s Drilling Business (to the extent such other books and records are not Business Records), (vi) the real property located at 1105 Walnut, Great Bend, Kansas 67530, (vii) any assets that Seller is required by law to retain, (viii) the 2001 Audi A6 automobile, (ix) the derrick that existed on or about April 17, 2004 and any insurance proceeds received as a result of the destruction of such derrick and (x) those assets described on Schedule 1(h) of the Purchase Agreement.

TO HAVE AND TO HOLD the Assets unto Purchaser and its successors and assigns, to and for its or their use forever.

Seller represents and warrants that Seller is the true and lawful owner of the Assets and that Seller has an unrestricted and lawful right to sell and convey the same to Purchaser.

And Seller does hereby warrant, covenant, and agree that Seller:

(i)                                     is authorized to enter into this Bill of Sale, Assignment and Assumption Agreement and perform its obligations hereunder;

(ii)                                  will warrant and defend Purchaser’s rights and title in and to the Assets against each and every person or persons whomsoever claiming or who may claim against any or all of the Assets;

(iii)                               has, and does hereby convey to Purchaser, good, indefeasible and marketable title in and to the Assets, free and clear of all Liens other than the Prorated Taxes not yet due and payable; and

(iv)                              will take all steps necessary to put Purchaser, its successors and assigns, in actual possession and operating control of the Assets.

Seller hereby authorizes Purchaser to take any appropriate action in connection with any of the Assets, in the name of Seller, its own and/or any other name.

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3.                                       Assumption of Liabilities.  Except for (i) the obligations and liabilities which relate to periods on or after the Closing Date arising out of the operation of the Vehicles and under the Drilling Contracts and the Ancillary Agreements which, pursuant to Sections 1(d) and 1(e) of the Purchase Agreement are to be assumed by Purchaser and (ii) property taxes relating to the Assets for the year in which the Closing occurs, after taking into account appropriate prorations thereof as provided in Section 10(b) of the Purchase Agreement, Purchaser does not and shall not assume or agree to assume or to be responsible for any obligation or liability of Seller whatsoever, whether liquidated or unliquidated, known or unknown, actual or inchoate, accrued, contingent or otherwise, and whether arising from facts existing or events occurring prior to, at, or after the Effective Time.

4.                                       Further Assurances.  Seller shall execute and deliver to Purchaser such further documents and instruments, if any, and take such other action, that may be reasonably requested by Purchaser to evidence this conveyance, transfer and assignment of the Assets.

5.                                       Assignment Without Consent.  Nothing in this Agreement shall be construed as an attempt to assign any leasehold or contract rights without the consent of the other party thereto if the attempted assignment thereof without such consent would constitute a breach thereof or adversely affect the rights of the parties thereunder.  If any such consent is not obtained prior to the date hereof, Seller agrees to cooperate with Purchaser in effecting appropriate arrangements designed to obtain such consent or assure that Purchaser will receive the benefits of the leaseholder and contract rights.

6.                                       Inurement.  The conveyance, assignment and transfer herein shall be effective as of the date hereof, and shall inure to the benefit of and be binding upon the parties hereto and their successors or permitted assigns.

7.                                       Remedies.  Remedies of the parties under this Agreement are expressly limited to those remedies provided in Section 12 of the Purchase Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

ALLEN DRILLING COMPANY,
a Kansas corporation

By:
Dixon Allen, President

PURCHASER:

PIONEER DRILLING SERVICES, LTD.,
a Texas limited partnership

By:	PDC Mgmt. Co., its sole general partner

By:
William Stacy Locke, President

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EXHIBIT C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective the          day of                         , 2004 (the “Effective Date”), by and between Pioneer Drilling Services, Ltd., a Texas limited partnership (the “Company”) and Dixon Allen (“Allen”). All defined terms used but not defined herein shall have the meaning ascribed to them in that certain Asset Purchase Agreement dated November       , 2004, by and among Allen Drilling Company, a Kansas corporation (the “Seller”), the Earl Allen Family Trust dated April 1, 1979, being the sole shareholder of Seller (“Shareholder”), Dixon Allen, Paula K. Hosington and Lisa D. Johonnesson, being all of the beneficiaries of Shareholders, and the Company (the “Asset Purchase Agreement”).

ARTICLE 1

EMPLOYMENT TERM

The Company employs Allen, and Allen accepts employment with and agrees to serve the Company, upon the terms and conditions hereinafter set forth, for the two (2) year period beginning with the Effective Date (the “Employment Term”), subject to earlier termination as set forth herein. Allen acknowledges that nothing contained in this Agreement, including the stock options described below, gives Allen the right to continued employment beyond the Employment Term.

ARTICLE 2

DUTIES OF ALLEN

2.1                                 Assignment.  Allen will serve the Company as the Division Manager of its Oklahoma Division, will be based in Denver, Colorado and shall make all necessary field trips to operate the Oklahoma Division of the Company consistent with the historical operations of Seller (i.e. 2-3 trips per month).  Allen shall at all times be subject to the authority and direction of the President and Chief Executive Officer (“CEO”) and/or Chief Operating Officer (“COO”) of the Company.  Allen shall perform such duties that are from time to time assigned to him by the CEO and/or CFO of the Company so long as they are consistent with his position in the Company (i.e., such duties are consistent with duties of other Division Managers of the Company).

2.2                                 Best Efforts.  Except as set forth in Section 2.3 below, as long as Allen is employed by the Company, Allen shall use his reasonable best efforts, skills and abilities in the performance of his duties hereunder and shall devote his full business and professional time to the performance of his duties hereunder.  Allen shall not perform services of any kind as an employee, agent, owner, partner, consultant or otherwise to or for any other person, firm, partnership, joint venture or corporation, except (i) as set forth in Section 2.3 below and (ii) in connection with conducting the operations of his laundry business (which activities shall be materially of the same scope and extent as undertaken immediately prior to the Effective Date).

2.3                                 Daywork Contracts.  Pursuant to the Asset Purchase Agreement, if Seller contracts on a daywork basis one or more of the drilling rigs sold by Seller to the Company, Allen may engage in the Drilling Business on behalf of Seller incident to completing the drilling contracts for which the rigs are contracted from the Company.

ARTICLE 3

COMPENSATION

3.1                                 Salary.  During the Employment Term, for every two (2) weeks of employment, the Company shall pay Allen a bi-weekly salary before taxes and other applicable withholdings of Five Thousand One Hundred Ninety-Two Dollars and 31 cents ($5,192.31) (annualized salary of $135,000.00).

3.2                                 Vehicle.  For each month during the Employment Term, in addition to the salary provided in Section 3.1, the Company shall pay Allen a vehicle allowance of $1,000 per month or provide a Company vehicle consistent with those provided to other Division Managers of the Company.

3.3                                 Business Expenses.  The Company shall reimburse all reasonable travel (including gas allowances) and entertainment expenses incurred by Allen in connection with the performance of his duties pursuant to this Agreement.  Allen shall provide the Company with a written accounting of his expenses on an employee expense report form provided by the Company.

3.4                                 Employee Benefits.  During the Employment Term, Allen shall be entitled to receive and/or participate in such benefits, including vacation, sick leave, health insurance, life insurance, disability insurance and retirement benefits as are made available to other managers of the Company; provided, however, Allen shall receive at least fifteen (15) days paid vacation per year.  Disability insurance is available through the Company at Allen’s expense.

3.5                                 Discretionary Incentive Bonus.  Allen may from time to time be awarded a discretionary incentive bonus, as determined by the Board of Directors of the general partner of the Company and/or by Pioneer Drilling (as hereinafter defined), during the Employment Term under this Agreement.

ARTICLE 4

STOCK OPTION

The Company agrees to grant Allen, or cause Pioneer Drilling to grant to Allen, contemporaneously with the execution and delivery of this Agreement, an option in the forms attached hereto as Exhibit A (the “Option”) to purchase seventy-five thousand (75,000) shares of

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the Common Stock of the Company’s parent entity, Pioneer Drilling Company (“Pioneer Drilling”), under the terms of Pioneer Drilling’s 2003 Employee Stock Option Plan (the “Option Plan”), a copy of which is attached hereto as Exhibit B.  Such options are to be allocated between non-qualified and incentive stock options; provided, however, that Pioneer Drilling shall divide the 75,000 shares subject to the Option in order to maximize the number of shares subject to the incentive stock option grant as permitted by applicable law.  The Option shall be priced at the closing price of Pioneer Drilling’s stock on the date of grant.  Subject to the terms of the Option Plan, and the option agreement(s), the Option shall vest 20% per year (15,000 shares per year) beginning one year after the date of grant and 15,000 shares of the Option shall become vested and exercisable on each subsequent anniversary of the grant of the Option until all 75,000 shares have vested.

ARTICLE 5

TERMINATION; RESIGNATION; SEVERANCE

5.1                                 Termination.  Upon termination of this Agreement for any reason, the Company shall pay to Allen any and all salary, accrued benefits and unreimbursed expenses due through the date of termination.  This Agreement may be terminated as follows:

(a)                                  Death.  In the event of Allen’s death, this Agreement shall terminate immediately, without notice, on the date of Allen’s death.

(b)                                 Disability.  In the event Allen becomes physically or mentally disabled so that he is unable to perform the essential functions of his position, with reasonable accommodation, for a period of ninety (90) consecutive days, this Agreement shall terminate immediately at the end of such ninety (90) day period, without notice; provided, however,  that, during such ninety (90) day period the Company shall remain obligated to continue providing benefits to Allen and pay Allen’s salary; provided, however, that such salary payments shall first accrue against any unused sick pay and then against any unused vacation pay.

(c)                                  For Cause.

(i)                                     This Agreement may be terminated by the Company providing ten (10) days notice to Allen that the Company is terminating the Agreement for Cause (as hereinafter defined) at any time during his employment.  If Allen is not entitled to a cure period pursuant to Section 5.1(c)(ii), in lieu of providing such notice, Company may elect to provide Allen with ten (10) days pay in lieu of notice.

(ii)                                  For purposes of this Agreement, “Cause” shall be defined as follows:  (A) indictment of a felony or misdemeanor involving moral turpitude; (B) any commission of any act or omission constituting fraud or embezzlement or any theft of Company property or funds;  (C) the engaging by Allen in conduct which is deliberately or intentionally injurious to the Company;

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(D) any material breach of the provisions of this Agreement (or the Non-Competition Agreement (as defined in Section 6.2), stock option agreement(s) or any other agreement between the Company and/or Allen relating to his employment) or (E) the material failure to carry out the duties prescribed by the Company from time to time as contemplated in Section 2.1; provided, however, that Allen has received written notice of his failure to carry out such duties and has failed to cure such failure within ten (10) days of receipt of such notice,  provided that the Company shall not be obligated to provide such notice and opportunity to cure, if the Company has previously notified Allen in writing of the same type of specific breach of this Agreement, or the Company has otherwise, in aggregate, notified Allen three (3) previous times regarding a breach of this Agreement.  Without limiting the generality of foregoing, the term “Cause” shall also include any breach or affirmative acts which are reasonably believed to be a threatened breach of any of the provisions of Article 6 or the Non-Competition Agreement, or the assertion by Allen in any judicial or other proceeding that the Non-Competition Agreement (or any provision thereof) is unenforceable or should be reformed.

(d)                                 Without Cause.

(i)                                     This Agreement shall terminate upon the Company providing thirty (30) days written notice to Allen that the Company is terminating the Agreement without Cause, at any time during his employment; provided, however, that the Company shall be required to pay severance in accordance with the severance provisions in Section 5.2.

(ii)                                  Any termination of this Agreement by the Company which is not for Cause, or which does not result from the death of Allen, or the disability of Allen, shall be deemed to be a termination without Cause.  Further, in the event that the Company communicates a notice of termination for Cause, and an arbitrator determines that no Cause exists or existed for the notice of termination for Cause to be communicated by the Company to Allen, then such notice shall be deemed to have been a communication of a notice of termination without Cause, as appropriate, for all purposes under this Agreement.

(e)                                  Good Reason. Allen shall have the right to terminate this Agreement for any breach of this Agreement by the Company which shall include but not be limited to (i) materially changing the duties assigned to Allen beyond those contemplated in Section 2.1, (ii) failing to pay the compensation or provide the benefits provided in Article 3 of this Agreement, or (iii) requiring Allen to relocate to any location other than the Denver metropolitan area; provided, however, that the Company shall be furnished ten (10) days notice of such breach and an opportunity to cure such breach (any such termination constituting a termination for “Good Reason”).

5.2                                 Severance.  Upon termination by the Company without Cause or termination by Allen with Good Reason, if such termination occurs during the initial Employment Term (i.e. the two year period commencing on the date hereof and ending on the day immediately preceding the second anniversary of such date), the Company shall pay to Allen, as severance pay (“Severance

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Pay”), the total remaining salary due Allen for the entire remaining initial Employment Term (i.e. the remaining portion of the salary owed to Allen for the initial two year term commencing on the date hereof and ending on the second anniversary of such date).  The Severance Pay shall be paid to Allen in equal monthly payments over the remaining portion of the initial Employment Term.  The Severance Pay specified in this Section 5.2 shall be in addition to the payment of any and all unpaid salary due Allen through the date of termination.  In addition, the Company shall either (i) continue to provide Allen at the Company’s sole cost and expense with the same benefits as he had while employed through the end of the Employment Term or (ii) to the extent it is not possible to provide Allen with the same benefits he had while employed, the Company shall pay or reimburse Allen for the actual cost of Allen obtaining substantially similar benefits through the end of the Employment Term.

ARTICLE 6

CONFIDENTIALITY; NON-COMPETITION AGREEMENT

6.1                                 Confidentiality.  Allen acknowledges that during his employment with Seller and his employment with the Company, Seller and the Company have and will continue to disclose, to him the confidential affairs and proprietary information of the Company and its subsidiaries and affiliates, which is developed by and belongs to the Company and its subsidiaries and affiliates including, without limitation, the following information (collectively, the “Confidential Matters”):  (i) any and all trade secrets (as such term may be defined under any and all applicable law) concerning the business and affairs of the Company and its subsidiaries and affiliates including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, acquisition opportunities, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other information, however documented, of the Company and its subsidiaries and affiliates that is a trade secret, (ii) any and all information concerning the business and affairs of the Company and its subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company and its subsidiaries and affiliates or containing or based, in whole or in part, on any information included in the foregoing.  Allen further acknowledges and agrees that he would be unable to perform his duties and responsibilities for the Company but for the Company’s disclosure of the Confidential Matters and that the Company would not enter into this Agreement, the transactions contemplated by the Asset Purchase Agreement, hire Allen as an

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employee of the Company or disclose any Confidential Matters to Allen without the promises made by Allen in this Section 6.1.  Finally, Allen acknowledges and agrees that the Company used, and will continue to use, its own resources to provide training to Allen that allows Allen to perform his duties and responsibilities; provided, however, that neither the foregoing nor anything else in this Agreement shall prohibit or restrict Allen from using the general knowledge and skills learned and developed by Allen in performing his employment duties to the extent such knowledge and skills would be known to another person performing similar duties at another company and/or not otherwise covered in the definition of Confidential Matters above.

In light of the foregoing, Allen agrees:

(a)                                  To keep secret all Confidential Matters of the Company and its subsidiaries and affiliates, and not to disclose such Confidential Matters to anyone outside of the Company or its subsidiaries and affiliates, or otherwise use such Confidential Matters or use his knowledge of such Confidential Matters for his own benefit or for the benefit of any third party, whether Allen has such Confidential Matters in his memory or embodied in writing or other physical form including, without limitation, use of the trade secrets, trade names or trademarks of the Company, either during or after the Employment Term, except in the performance of Allen’s employment duties for Purchaser hereunder or with the Company’s prior written consent; and

(b)                                 To deliver promptly to the Company at any time the Company may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of the Company or any of its affiliates including, but not limited to, Confidential Matters, which he may then possess or have under his control.

Notwithstanding any of the foregoing, the term “Confidential Matters” does not include information which is or becomes generally available to the public other than as a result of any disclosure by Allen.  Further, the obligations of confidentiality contained herein shall not apply to the extent that Allen is compelled to disclose such Confidential Matters by judicial or administrative process; provided, however, that in the case of any such requirement or purported requirement Allen shall provide written notice to the Company prior to producing such information, which notice shall be given at least ten (10) days prior to producing such information, if practicable, so that the Company may seek a protective order or other appropriate remedy.

6.2                                 Non-Competition Agreement.  Allen acknowledges that concurrent with the execution hereof, he will enter into a Non-Competition Agreement (the “Non-Competition Agreement”) which will contain similar confidentiality provisions and certain restrictive covenants prohibiting Allen from engaging in certain competitive activities (including, without limitation, solicitation of employees and customers).  A breach of the Non-Competition Agreement shall be deemed a breach of this Agreement. The Company and Allen acknowledge and agree that the employment or solicitation of employees prohibited under the Non-Competition Agreement during the restriction period contained in the Non-Competition

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Agreement is prima facie evidence that Allen is using Confidential Matters in violation of Section 6.1 and the burden of proof in any proceeding to restrict such activity shall be on Allen to provide such activity did not result in the unauthorized use of the Confidential Matters.

ARTICLE 7

GENERAL PROVISIONS

7.1                                 Notices.  Any notice or request required or permitted under this Agreement shall be in writing and given or made personally or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its then principal place of business, or to Allen at his address as shown on the Company’s books and records, with a copy to Douglas J. Becker, Esq., Otten, Johnson, Robinson, Neff & Ragonetti, P.C., 950 Seventeenth Street, Suite 1600, Denver, Colorado 80202.

7.2                                 Severability of Clauses.  If any portion of this Agreement shall be held indefinite, invalid or otherwise legally ineffective, all other portions of this Agreement shall remain effective and binding and fully enforceable.

7.3                                 Headings.  The headings of subdivisions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.4                                 Assignment.  Allen acknowledges that the services to be rendered by him under this Agreement are unique and personal.  Accordingly, Allen may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

7.5                                 Applicable Law.  This Agreement is made and to be performed in the State of Texas and shall be construed and enforced in accordance with the laws of the State of Texas.

7.6                                 Arbitration. All disputes, controversies or claims that may arise among the parties hereto including, without limitation, any dispute, controversy or claim arising out of this Agreement, or any other document described or referred to herein, or the breach, termination or invalidity thereof, shall be submitted to and determined by binding arbitration. Such arbitration shall be conducted pursuant to the rules of the American Arbitration Association then in effect.  The arbitration shall be conducted by a single neutral arbitrator if agreed by all of the parties.  If the parties cannot agree on a particular single arbitrator or determine it is not advisable to proceed with one arbitrator, the arbitration shall be conducted by three (3) arbitrators.  In such a case, each party shall appoint one (1) arbitrator and those two (2) arbitrators shall appoint a third arbitrator.  The prevailing party in any such arbitration shall be entitled to recover such party’s reasonable attorney’s fees, costs and expenses incurred in connection with the arbitration. Any

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award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal or state court having jurisdiction. Any such arbitration shall be conducted in San Antonio, Bexar County, Texas.  The above notwithstanding, in the event of any violation by Allen of the covenants contained in Article 6 of this Agreement and/or in the Non-Competition Agreement, Company shall have the right to seek injunctive relief and sue for damages in any court of competent jurisdiction, without the requirement of posting a bond.  Allen agrees that any breach by him of the covenants contained in Article 6 of this Agreement and/or in the Non-Competition Agreement will result in irreparable harm to the Company and that money damages will not provide an adequate remedy to the Company.

7.7                                 Entire Agreement.  This Agreement shall constitute the entire agreement between the parties superseding all prior agreements and all other negotiations, letter of intent, memoranda of understandings, and representations (if any) made by and among such parties, and may not be modified or amended, and no waiver shall be effective, unless by written document signed by both parties hereto; provided, however, that the parties acknowledge and agree that the provisions of the Asset Purchase Agreement and the Non-Competition Agreement (including without limitation, the non-competition and confidentiality provisions therein), shall remain in full force and effect and not be superceded or replaced by any of the provisions in this Agreement.  The Company and Allen have each had an opportunity to consult with counsel of their choice regarding the terms and conditions of this Agreement, and each understands the consequences of entering into and complying with the terms and conditions of this Agreement.

7.8                                 Attorneys’ Fees.  If either party is required to commence an action against the other party to collect any amounts due hereunder or otherwise enforce its rights hereunder, such party shall be entitled to an award of its costs and expenses associated therewith, including attorneys’ fees and costs, if such party prevails in any such action.

7.9                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PIONEER DRILLING SERVICES, LTD.
By:	PDC Mgmt. Co., its general partner

By:
Wm. Stacy Locke, President

Dixon Allen

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EXHIBIT A

FORM OF OPTION AGREEMENTS

(see document attached hereto)

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EXHIBIT B

OPTION PLAN

(see document attached hereto)

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EXHIBIT D

NON-COMPETITION AGREEMENT

This Non-Competition Agreement is dated as of                    , 2004 (the “Agreement”), by and between Pioneer Drilling Services, Ltd., a Texas corporation (“Purchaser”), and Dixon Allen (“Allen”).

W I T N E S S E T H:

WHEREAS, Allen Drilling Company, a Kansas corporation (“Seller”), Purchaser, and the Earl Allen Family Trust dated April 1, 1979, being the sole shareholder of Seller (“Shareholder”), and Dixon Allen, Paula K. Hoisington and Lisa D. Johonnesson, being all of the beneficiaries of Shareholder, have entered into that certain Asset Purchase Agreement dated November       , 2004 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller will sell substantially all of its assets to Purchaser (the “Transaction”);

WHEREAS, Allen is an officer and director of Seller and a beneficiary of Shareholder and will benefit from the Transaction;

WHEREAS, concurrently herewith, Allen is entering into an employment agreement (the “Employment Agreement”) with Purchaser whereby he will perform certain services for Purchaser; and

WHEREAS, Section 4(a)(x) of the Asset Purchase Agreement requires that Allen execute and deliver a non-competition agreement as a condition to the consummation of the Transaction;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, Purchaser and Allen agree as follows:

1.                           Definitions.  Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

2.                           Acknowledgments by Allen.  Allen understands, acknowledges and agrees that:

(a)                                  Allen has occupied a position of trust and confidence with Seller prior to the date hereof and Seller, Purchaser and its subsidiaries and affiliates have disclosed, and Purchaser and its subsidiaries and affiliates, will continue to disclose, to him the confidential affairs and proprietary information of Purchaser and its subsidiaries and affiliates, which is developed by, owned and belongs to Purchaser and its subsidiaries and affiliates including, without limitation, the following information (collectively, the “Confidential Matters”):  (i) any and all trade secrets (as such may be defined under any and all applicable law) concerning the business and affairs of Purchaser and its subsidiaries and affiliates including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, acquisition opportunities, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), personnel training techniques and materials, and any other information, however documented, of Purchaser and its subsidiaries and affiliates that is a trade secret, (ii) any and all information concerning the business and affairs of Purchaser and its subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, however documented and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Purchaser and/or its subsidiaries and affiliates or containing or based, in whole or in part, on any information included in the foregoing.  Allen further acknowledges and agrees that he would be unable to perform his duties and responsibilities for Purchaser but for Purchaser’s disclosure of the Confidential Matters and that Purchaser would not enter into this Agreement, consummate the Transaction, hire Allen as an employee of Purchaser or disclose any Confidential Matters to Allen without the promises made by Allen in Sections 4 and 5.  Finally, Allen acknowledges and agrees that Purchaser will use its own resources to provide training to Allen that allows Allen to perform his duties and responsibilities.

(b)                                 Purchaser and its subsidiaries and affiliates are engaged in the land contract drilling business (which, together with those activities reflecting a reasonable extension of Purchaser’s land contract drilling business as constituted on the date hereof, are hereinafter collectively referred to herein as the “Restricted Activities”);

(c)                                  The products and services of Purchaser are marketed, provided and sold to customers of Purchaser throughout Texas, Oklahoma, Kansas and Colorado (such states in which Purchaser currently conducts business, or will conduct business following the consummation of the Transaction, and such additional states in which Purchaser or its subsidiaries and affiliates hereinafter conducts business in which Allen is materially involved in such business, are hereinafter collectively referred to as the “Restricted Area”);

(d)                                 Purchaser and its subsidiaries and affiliates compete with other businesses that are or could be engaged in any of the Restricted Activities, and Purchaser is entering into the Transaction in connection with its growth strategy which Purchaser has explained in detail to Allen;

(e)                                  The covenants made by Allen in Sections 4 and 5 are a condition to Purchaser’s acquisition of substantially all of the assets of Seller as contemplated in the Asset Purchase Agreement;

(f)                                    The provisions of Sections 4 and 5 are reasonable and do not impose a greater restraint on Allen than is necessary to protect the goodwill or other business interests of Purchaser;

(g)                                 Purchaser and its subsidiaries and affiliates have a legitimate interest in protecting the confidentiality of Purchaser’s business trade secrets (including, without limitation, the Confidential Matters) and in restricting the use of that information;

(h)                                 The provisions set forth in Sections 4 and 5 are not oppressive to Allen, would not prevent Allen from obtaining other employment outside of the Restricted Activities and/or the Restricted Area, and are not injurious to the public;

(i)                                     The Employment Agreement provides Allen with, and obligates Purchaser to provide, significantly greater benefits and consideration above what Allen would be entitled to as an at-will employee; and

(j)                                     Purchaser and its subsidiaries and affiliates would be irreparably damaged if Allen were to breach the covenants set forth in Sections 4 and 5.

3.                           Consideration.  Allen is a beneficiary of Shareholder and will receive a substantial financial benefit from the Transaction through his beneficial interest in Shareholder (and indirectly in Seller) and his employment by Purchaser after the Closing.  As additional consideration for the covenants contained herein, Purchaser shall pay to Allen an aggregate of $500,000, such amount to be paid in five (5) equal annual installments of $100,000 on each of the first five (5) anniversaries of the Closing Date (i.e. such annual installments of $100,000 shall be paid on                      , 2005, 2006, 2007, 2008 and 2009).

4.                           Confidentiality.

(a)                                  Allen acknowledges and agrees that all Confidential Matters known or obtained by Allen, whether before or after the date hereof, is the property of Purchaser and/or its subsidiaries and affiliates.  Further, Allen agrees:

(i)                                     To keep secret all Confidential Matters of Purchaser and its subsidiaries and affiliates, and not to disclose such Confidential Matters to anyone outside of Purchaser or its subsidiaries and affiliates, or otherwise use such Confidential Matters or use his knowledge of such Confidential Matters for his own benefit or for the benefit of any third party, whether Allen has such Confidential Matters in his memory or embodied in writing or other physical form including, without limitation, use of the trade secrets, trade names or trademarks of Purchaser, except in the performance of Allen’s employment duties for Purchaser or with Purchaser’s prior written consent; and

(ii)                                  To deliver promptly to Purchaser at any time Purchaser may request (including, without limitation, Purchaser’s request upon termination of Allen’s employment pursuant to the Employment Agreement), all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of Purchaser or any of its subsidiaries and affiliates, including, but not limited to, Confidential Matters, which he may then possess or have under his control.

(b)                                 Notwithstanding any of the foregoing, the term “Confidential Matters” does not include information which is or becomes generally available to the public other than as a result of any disclosure by Allen.  Further, the obligations of confidentiality contained herein shall not apply to the extent that Allen is compelled to disclose such Confidential Matters by judicial or administrative process; provided, however, that in the case of any such requirement or purported requirement Allen shall provide written notice to Purchaser prior to producing such information, which notice shall be given at least ten (10) days prior to producing such information, if practicable, so that Purchaser may seek a protective order or other appropriate remedy.

(c)                                  Purchaser and Allen acknowledge and agree that the employment or solicitation of employees or the solicitation of customers prohibited under Section 5(a) during the Restriction Period is prima facie evidence that Allen is using Confidential Matters in violation of this Section 4 and the burden of proof in any proceeding to restrict such activity shall be on Allen to provide such activity did not result in the unauthorized use of the Confidential Matters.

5.                           Non-Competition, Etc.

(a)                                  As an inducement for Purchaser to enter into the Asset Purchase Agreement and the Employment Agreement and for Purchaser to fulfill its obligations under both agreements, for the consideration recited herein and for additional consideration, the receipt and sufficiency of which are hereby acknowledged, Allen agrees that for a period commencing on the Closing Date and ending on the day immediately preceding the five (5) year anniversary of the Closing Date (the “Restriction Period”):

(i)                                     Allen shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, consult with or in any manner connected with, lend Allen’s name or any similar name to, lend Allen’s credit to, or render services or advice to, any business which is conducting any business which is engaged or plans to engage in any of the Restricted Activities in the Restricted Area.  Notwithstanding the foregoing, Allen may undertake or engage in any activities with any business solely to the extent that Allen and/or such other business or person are not involved in any Restricted Activities in the Restricted Area, and Allen may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without other participation in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Allen agrees that this covenant is reasonable with respect to its duration, geographical area and scope of activity to be restrained.

(ii)                                  Allen shall not, directly or indirectly, either for himself or any other person, (A) induce or attempt to induce any employee of Purchaser (or any subsidiary or affiliate of Purchaser) to leave the employ of Purchaser or such subsidiary or affiliate, (B) in any way interfere with the relationship between Purchaser (or any subsidiary or affiliate) and any of its employees or (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any then-current or past employees of Purchaser (or any subsidiary or affiliate) for the purposes of assisting or permitting such person to engage in any of the Restricted Activities in the Restricted Area unless such person shall have ceased to be employed by such entity and such cessation of employment shall have occurred at least twelve (12) months prior thereto.

(iii)                               Allen shall not, directly or indirectly, either for himself or any other person, induce or attempt to induce any customer, supplier, licensee or business relation of Purchaser to cease doing business with Purchaser or in any way interfere with the relationship between any customer, supplier, licensee or business relation and Purchaser. Without limiting the generality of any of the restrictions contained in Section 5, Allen shall not, directly or indirectly, either for himself or any other person, solicit the business of any person known to Allen to be a customer or prospective customer of Purchaser with respect to products, services or activities which compete in whole or in part with any of the Restricted Activities of Purchaser within the Restricted Area; provided, however, that this prohibition shall not apply to general advertisements in newspapers or other widely distributed publications, media or mail, whether electronic or otherwise not targeted toward a specific customer.

(b)                                 In the event of a breach by Allen of any covenant set forth in Section 5(a), the term of such covenant will be extended by the period of the duration of such breach.

(c)                                  Allen agrees that he will not, at any time during or after the Restriction Period, disparage Purchaser or any of its subsidiaries, affiliates, shareholders, members, directors, managers, officers, employees, agents or other representatives of Purchaser or its subsidiaries or affiliates.

6.                           Remedies.  If Allen breaches the covenants set forth in Sections 4 or 5, Purchaser shall be entitled to the following remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)                                  The right and remedy to seek a temporary restraining order or preliminary injunctive relief and to have such provisions specifically enforced by any court having equity jurisdiction.  Allen specifically acknowledges and agrees that any breach or any affirmative acts which are reasonably believed to be a threatened breach of the provisions of Section 4 or 5 will cause irreparable injury to Purchaser and/or its subsidiaries and affiliates and that money damages will not provide an adequate remedy to Purchaser and/or its subsidiaries and affiliates.  Such injunction shall be available without the posting of any bond or other security.  If Allen is determined to have breached any provision of Section 4 or 5, the court or arbitrator(s) shall extend the effect of the applicable provision of Section 5 for an amount of time equal to the time Allen was in breach of Section 4 or 5.

(b)                                 The right to require Allen to account for and pay over to Purchaser and its subsidiaries and affiliates all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by Allen as a result of any transactions constituting a breach of any of the provisions of Section 4 or 5.

(c)                                  Upon discovery by Purchaser of a breach or any affirmative acts which are reasonably believed to be a threatened breach of Section 4 or 5, the right to immediately suspend payments to Allen under the Employment Agreement, pending a resolution of the dispute.

(d)                                 The right to terminate Allen’s employment for “Cause” pursuant to the Employment Agreement.

If, notwithstanding the stated and clear intent of the parties set forth in Sections 2, 4 and 5 above and their acknowledgement of the appropriateness of restrictions with respect to the duration, geography and activities set forth therein, any covenant contained in Section 5 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.  The parties hereto intend to and hereby confer jurisdiction to issue temporary orders or preliminary injunctions to enforce the covenants contained in this Section 5 upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs, pending a ruling on a permanent injunction by the courts.  If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination shall not be deemed to be res judicata or collateral estoppel or bar in any way Purchaser’s right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

7.                           Miscellaneous.

(a)                                  Entire Agreement.  This Agreement constitutes the entire agreement of the parties regarding the subject matter of this Agreement, and supersedes all prior or contemporaneous understandings among them with respect to the subject matter hereof.

(b)                                 Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any covenants or any portion thereof set forth in this Agreement is held by a court of competent jurisdiction to contain limitations as to duration, geographical area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Purchaser and its subsidiaries and affiliates, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall reform the covenants to the extent necessary to cause the limitations contained therein as to duration, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interests of Purchaser and it subsidiaries and affiliates and enforce the covenants as reformed.

(c)                                  Successors and Assigns.  This Agreement shall be binding upon Purchaser and Allen and shall inure to the benefit of, and be enforceable by, Purchaser and its affiliates, successors and assigns and Allen and his assigns, heirs and legal representatives.

(d)                                 Governing Law.  This agreement shall be governed by the laws of the State of Texas.

(e)                                  Remedies Cumulative; Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no wavier that may be given by a party will be applicable except to the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(f)                                    Enforcement; Jurisdiction; Service of Process.  If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs, incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state or other jurisdiction in which any alleged breach of such covenant occurs.  If the courts of any one or more of such states or other jurisdictions hold that such covenants are not wholly enforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Purchaser’s or its subsidiaries’ and affiliates’ right to the relief provided above in the courts of any other states or jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions.  The above covenants as they relate to each state or jurisdiction are severable into diverse and independent covenants.

(g)                                 Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by telecopy, by overnight courier or by certified or registered mail, return receipt requested, as follows:

If to Allen:	Dixon Allen
518 17th Street, Suite 1125
Denver, Colorado 80202

With a copy to:	Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
Attention: Douglas J. Becker, Esq.
950 Seventeenth Street, Suite 1600
Denver, Colorado 80202
Phone: (303) 825-8400
Facsimile: (303) 825-6525

If to Purchaser:	Pioneer Drilling Services, Ltd.
Attention: Wm. Stacy Locke
9310 Broadway, Building 1
San Antonio, Texas 78217
Phone: (210) 828-7689
Facsimile: (210) 828-8228

With a copy to:	Cox Smith Matthews Incorporated
112 East Pecan, Suite 1800
San Antonio, Texas 78205
Attention: Daniel M. Elder
Facsimile: (210) 226-8395

(h)                                 Amendment.  This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser and Allen.

(i)                                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(j)                                     Further Actions.  Each party shall take such actions as the others may reasonably request to accomplish the purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ALLEN:

Dixon Allen

PURCHASER:

PIONEER DRILLING SERVICES, LTD.
a Texas limited partnership
By:	PDC Mgmt. Co., its sole general partner

By:
Wm. Stacy Locke, President